Exhibit 2.5

EXECUTION VERSION

EHI CAR SERVICES LIMITED

and

THE ENTITIES LISTED ON SCHEDULE I HERETO

as Subsidiary Guarantors

and

DB TRUSTEES (HONG KONG) LIMITED

as Trustee

Indenture

Dated as of August 14, 2017

5.875% Senior Notes Due 2022

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EXHIBITS

SCHEDULE I	List of Initial Subsidiary Guarantors
EXHIBIT A	Form of Certificated Note
EXHIBIT B	Form of Global Note
EXHIBIT C-1	Form of Company Authorization Certificate
EXHIBIT C-2	Form of Subsidiary Guarantor Authorization Certificate
EXHIBIT D	Form of Paying and Transfer Agent Appointment Letter
EXHIBIT E	Form of Supplemental Indenture
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Trustee, Paying and Transfer Agent and Registrar

INDENTURE, dated as of August 14, 2017, among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), the entities listed in Schedule I hereto collectively as the initial Subsidiary Guarantors and DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of up to US$400,000,000 in aggregate principal amount of the Company’s 5.875% Senior Notes Due 2022 and, if and when issued, any Additional Notes as provided herein (collectively, the “Notes”). All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes (in the case of the Additional Notes, when duly authorized), when executed by the Company and authenticated and delivered by or on behalf of the Registrar and duly issued by the Company, the valid obligations of the Company as hereinafter provided.

WHEREAS, each initial Subsidiary Guarantor has duly authorized the execution and delivery of this Indenture as Subsidiary Guarantor of the Notes. All things necessary to make this Indenture a valid agreement of each initial Subsidiary Guarantor, in accordance with its terms, have been done, and each initial Subsidiary Guarantor has done all things necessary to make the Subsidiary Guarantees, when the Notes are executed by the Company and authenticated and delivered by or on behalf of the Registrar and duly issued by the Company, the valid obligations of such initial Subsidiary Guarantor as hereinafter provided.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

Article 1
Definitions and Incorporation by Reference

Section 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary whether or not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Additional Amounts” has the meaning assigned to such term in Section 4.21.

“Additional Note” has the meaning assigned to such term in Section 2.09.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three (3) months before or after August 14, 2020, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case, calculated on the third Business Day immediately preceding the redemption date.

“Affiliate” means, with respect to any Person, any other Person (1) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; (2) who is a director or officer of such Person or any Subsidiary of such Person or of any Person referred to in clause (1) of this definition; or (3) who is a spouse or any person cohabiting as a spouse, child or step child, parent or step parent, brother, sister, step brother or step sister, parent in law, grandchild, grandparent, uncle, aunt, nephew or niece of a Person described in clause (1) or (2). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 4.14.

“Agent” means any Registrar and any Paying and Transfer Agent.

“Agent Member” has the meaning assigned to such term in Section 2.06.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess, if any, of (A) the present value at such redemption date of the redemption price of such Note on August 14, 2020 (such redemption price being described in Section 3.02(a) excluding accrued and unpaid interest), plus all required remaining scheduled interest payments due on such Note through August 14, 2020 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate plus 100 basis points, over (B) the principal amount of such Note on such redemption date.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any Restricted Subsidiary; or (2) an acquisition by the Company or any Restricted Subsidiary of the property and assets of any Person other than the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person.

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“Asset Disposition” means the sale or other disposition by the Company or any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any Restricted Subsidiary.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale and Leaseback Transaction) of any of its property or assets (including any sale of Capital Stock of a Subsidiary or issuance of Capital Stock of a Restricted Subsidiary) in one transaction or a series of related transactions by the Company or any Restricted Subsidiary to any Person; provided that “Asset Sale” shall not include:

(1)        any sale, transfer or other disposition of inventory, receivables or other current assets in the ordinary course of business (including, without limitation, the rental of Vehicles);

(2)       any sale, transfer or other disposition of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.06;

(3)       a sales, transfer or other disposition of assets with a Fair Market Value not in excess of US$3.0 million (or the Dollar Equivalent thereof) in any transaction or series of related transactions;

(4)       any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or the Restricted Subsidiaries;

(5)       any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(6)       a transaction covered under Article 5;

(7)       sales or other dispositions of cash or Temporary Cash Investments;

(8)       any transfer, termination, unwinding or other disposition of Hedging Obligations;

(9)       any Financing Disposition;

(10)       a sale, transfer or other disposition to the Company or a Restricted Subsidiary, including, without limitation, an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(11)        transfers resulting from any casualty or condemnation of property;

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(12)        any sale, lease, transfer or other disposition of Investments in joint ventures to the extent required by any customary buy/sell arrangements entered into in connection with the formation of such joint venture; provided that any cash, Temporary Cash Investments or other consideration received must be applied in compliance with Section 4.13; and

(13)        any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction, including any period for which such lease has been extended.

“Authorization Certificate” has the meaning assigned to such term in Section 2.02(a)

“Authorized Officer” means, with respect to the Company or a Subsidiary Guarantor, as applicable, any one person, officer or director, who, in each case, is authorized to represent the Company or such Subsidiary Guarantor, as the case may be, as designated in the Authorization Certificate furnished to the Trustee.

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bank Deposit Secured Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary that is secured by a pledge of one or more bank accounts or bank deposits of the Company or a Restricted Subsidiary or guaranteed by a guarantee or a letter of credit (or similar instruments) from or arranged by the Company or a Restricted Subsidiary and is used by the Company and its Restricted Subsidiaries to effect exchanges of U.S. dollars, Hong Kong dollars or other foreign currencies into Renminbi or vice versa, or to remit Renminbi or any foreign currency into or outside the PRC.

“Board of Directors” means the board of directors elected or appointed by the stockholders of the Company to manage the business of the Company or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by every member of the Board of Directors.

“Business Day” means any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York, London or in Hong Kong (or in any other place in which payments on the Notes are to be made) are authorized or required by law or governmental regulation to close.

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“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Original Issue Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock, but excluding debt securities convertible into such equity.

“Capitalized Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Certificated Notes” means the Notes (with the Subsidiary Guarantees endorsed thereon), in certificated, registered form, executed and delivered by the Company (and each Subsidiary Guarantor) and authenticated by or on behalf of the Registrar in exchange for the Global Notes, upon the occurrence of the events set forth in the second sentence of Section 2.04(e).

“Change of Control” means the occurrence of one or more of the following events:

(1)        the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any ‘‘person’’ (within the meaning of Section 13(d) of the Exchange Act), other than one or more Permitted Holders;

(2)        the Company consolidates with, or merges with or into, any Person (other than one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)        the Permitted Holders are the beneficial owners (as such term is used in Rule 13d-3 of the Exchange Act) of less than 15% of the total voting power of the Voting Stock of the Company;

(4)         (i) any ‘‘person’’ or ‘‘group’’ (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than one or more Permitted Holders) is or becomes the beneficial owner (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of greater than 30% of the total voting power of the Voting Stock of the Company and (ii) the Permitted Holders beneficially own (as defined in this clause (4)) in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person or group;

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(5)        individuals who on the Original Issue Date constituted the Board of Directors, together with any new directors whose election or nomination to the Board of Directors was approved by a vote of at least a majority of the directors then still in office who were either directors on the Original Issue Date or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office; or

(6)        the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Offer” has the meaning assigned to such term in Section 4.12(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Clearstream” means Clearstream Banking S.A.

“Commodity Hedging Agreement” means any commodities swap agreement, commodities cap agreement, commodities floor agreement, commodities futures agreement, commodities option agreement or any other similar agreement or arrangement which may consist of one or more of the foregoing agreements, designed to protect against fluctuations in commodities prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding at the date of this Indenture, and includes, without limitation, all series and classes of such common stock or ordinary shares.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor under this Indenture and the Notes pursuant to this Indenture.

“Comparable Treasury Issue” means the U.S. Treasury security having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity comparable to August 14, 2020.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three (or such lesser number as is obtained by the Company) Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Assets” means, with respect to any Restricted Subsidiary at any date of determination, the Company and its Restricted Subsidiaries’ proportionate interest in the total consolidated assets of such Restricted Subsidiary and its Restricted Subsidiaries measured in accordance with GAAP as of the last day of the most recent fiscal quarter for which consolidated financial statements of the Company and its Restricted Subsidiaries (which the Company shall use its reasonable best efforts to compile in a timely manner and which may include internal consolidated financial statements) are available.

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“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1)       Consolidated Fixed Charges;

(2)       income taxes (other than income taxes attributable to extraordinary and non-recurring gains (or losses) or sales of assets); and

(3)       depreciation expense, amortization expense and all other non-cash items reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP; provided that (i) if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any Restricted Subsidiary; and (ii) in the case of any PRC CJV (consolidated in accordance with GAAP), Consolidated EBITDA shall be reduced (to the extent not already reduced in accordance with GAAP) by any payments, distributions or amounts (including the Fair Market Value of any payments, distributions or amounts) required to be made or paid by such PRC CJV to the PRC CJV Partner, or to which the PRC CJV Partner otherwise has a right or is entitled, pursuant to the joint venture agreement governing such PRC CJV.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum (without duplication) of (1) Consolidated Interest Expense for such period and (2) all cash and non-cash dividends paid, declared, accrued or accumulated during such period on any Disqualified Stock or Preferred Stock of such Person or any Restricted Subsidiary, except for dividends payable in the Company’s Capital Stock (other than Disqualified Stock) or paid to the Company or to a Restricted Subsidiary.

“Consolidated Interest Expense” means, with respect to any Person for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with GAAP for such period of such Person and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by such Person and its Restricted Subsidiaries, without duplication, (1) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (2) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is Guaranteed by, or secured by a Lien on any asset of, such Person or any Restricted Subsidiary and (7) any capitalized interest; provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period.

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“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1)       the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)       subject to the exclusion contained in clause (5) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below; and

(b)       the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent funded with cash or other assets of the Company or Restricted Subsidiaries;

(2)       the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or all or substantially all of the property and assets of such Person are acquired by the Company or any Restricted Subsidiary;

(3)       the net income (or loss) of any Restricted Subsidiary (other than any Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company by the operation of the terms of such Restricted Subsidiary’s charter, articles of association or other constitutive document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than restrictions that have been waived or otherwise released), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(4)       the cumulative effect of a change in accounting principles;

(5)       any net after tax gains realized on the sale or other disposition of (a) any property or asset of the Company or any Restricted Subsidiary that is not sold in the ordinary course of its business or (b) any Capital Stock of any Person (including any gains by the Company or a Restricted Subsidiary realized on sales of Capital Stock of the Company or of any Restricted Subsidiary);

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(6)       any non-cash expense, loss, income or gain relating to any change in fair value of convertible securities issued by the Company;

(7)       any non-cash expense, loss, income or gain relating to any change in fair value of share options and other equity-based compensation;

(8)       any translation gains and losses due solely to fluctuations in currency values and related tax effects; and

(9)       any net after-tax extraordinary or non-recurring gains or losses (excluding the effect of all fees and expenses relating thereto).

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of this Indenture is located at DB Trustees (Hong Kong) Limited, Level 52, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, Attention: Issuer Services, Corporate Trust.

“Crawford” means The Crawford Group, Inc.

“Ctrip” means Ctrip Investment Holding Ltd.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, commodity option agreement or any other similar agreement or arrangement which may consist of one or more of the foregoing agreements, designed to protect against fluctuations in foreign exchange rates.

“Common Depositary” means Deutsche Bank AG, Hong Kong Branch, as common depositary for Euroclear and Clearstream.

“December 2018 Notes” means the 7.50% Senior Notes due 2018 issued by the Company.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the date that is 183 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date that is 183 days after the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the date that is 183 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 183 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if (a) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.12 and Section 4.13 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.12 and Section 4.13 or (b) the terms of such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provision unless such repurchase or redemption complies with Section 4.06.

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“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“Entrusted Loans” means borrowings by a PRC Restricted Subsidiary from a bank that are secured by a pledge of deposits made by another PRC Restricted Subsidiary to the lending bank as security for such borrowings; provided that, such borrowings are not reflected on the consolidated balance sheet of the Company.

“Equity Offering” means (i) any bona fide public or private offering of Capital Stock (other than Disqualified Stock) of the Company other than to Affiliates of the Company after the Original Issue Date or (ii) any bona fide underwritten secondary public offering or secondary private placement of Capital Stock (other than Disqualified Stock) of the Company beneficially owned by the Permitted Holders, after the Original Issue Date, the net proceeds therefrom are contributed to the common equity capital of the Company; provided that the aggregate gross cash proceeds received by the Company as a result of such offering described in clause (i) or (ii) or a combination thereof (excluding gross cash proceeds received from the Company or any of its Subsidiaries) shall be no less than US$25.0 million (or the Dollar Equivalent thereof).

“Euroclear” means Euroclear Bank SA/NV.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Proceeds” has the meaning assigned to such term in Section 4.13(c).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Restricted Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case, in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligee on Indebtedness, which may be secured by a Lien in respect of such property or assets.

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“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Fixed Charge Coverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner and which may include internal consolidated financial statements) are available (the “Four Quarter Period”) to (2) the aggregate Consolidated Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A)       pro forma effect shall be given to any Indebtedness Incurred, repaid or redeemed during the period (the “Reference Period”) commencing on and including the first day of the Four Quarter Period and ending on and including the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period), in each case, as if such Indebtedness had been Incurred, repaid or redeemed on the first day of such Reference Period; provided that, in the event of any such repayment or redemption, Consolidated EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay or redeem such Indebtedness;

(B)       Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)       pro forma effect will be given to the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries as if such creation, designation or redesignation had occurred on the first day of such Reference Period;

(D)       pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(E)       pro forma effect will be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

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provided that to the extent that clause (D) or (E) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; and provided further that if any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Future Subsidiary Guarantor” has the meaning assigned to such term in Section 10.09.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Global Note” has the meaning assigned to such term in Section 2.04(c).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” has the meaning assigned to such term in Section 4.10.

“Hedging Obligation” of any Person means the obligations of such Person pursuant to any Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement.

“Holder” means the Person in whose name a Note is registered in the Note register.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) the accretion of original issue discount, the accrual of interest or the accrual of dividends shall not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

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“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)       all indebtedness of such Person for borrowed money;

(2)       all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)       all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)       all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5)       all Capitalized Lease Obligations and Attributable Indebtedness;

(6)       all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7)       all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)       to the extent not otherwise included in this definition, Hedging Obligations;

(9)       all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends; and

(10)       any Preferred Stock issued by (a) such Person, if such Person is a Restricted Subsidiary or (b) any Restricted Subsidiary of such Person, in each case, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends.

Notwithstanding the foregoing, Indebtedness shall not include any capital commitments, deferred payment obligations or similar obligations Incurred in the ordinary course of business in connection with the acquisition, development, construction or improvement of property or assets to be used in a Permitted Business or Entrusted Loans; provided that such items are not reflected on the consolidated balance sheet of the Company and the Restricted Subsidiaries (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected on the balance sheet as borrowings or indebtedness will not be deemed to be reflected on such balance sheet).

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The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided

(1)        that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(2)       that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3)       that the amount of Indebtedness with respect to any Hedging Obligation shall be (i) zero if Incurred pursuant to Section 4.05(b)(v) or (ii) equal to the net amount payable by such Person if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person if not Incurred pursuant to Section 4.05(b)(v).

“Indenture” means this indenture (including all Exhibits hereto) as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Initial Non-Guarantor Subsidiaries” means PRC Restricted Subsidiaries existing on the Original Issue Date.

“Initial Purchasers” means J.P. Morgan Securities plc and Deutsche Bank AG, Singapore Branch.

“Interest Payment Date” means February 14 and August 14 of each year, commencing February 14, 2018.

“Interest Rate Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate future contract, interest rate option agreement or any other similar agreement or arrangement which may consist of one or more of any of the foregoing agreements, designed to protect against fluctuations in interest rates.

“Interest Record Date” means the date specified as the interest record date in the forms of the Notes attached hereto as Exhibits A and B.

“Investment” means:

(1)       any direct or indirect advance, loan or other extension of credit to another Person;

(2)       any capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others);

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(3)       any purchase or acquisition of Capital Stock (or options, warrants or other rights to acquire such Capital Stock), Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person; or

(4)       any Guarantee of any obligation of another Person.

For the purposes of the provisions of Section 4.06 and Section 4.18, (1) the Company will be deemed to have made an Investment in an Unrestricted Subsidiary in an amount equal to the Company’s proportionate interest in the Fair Market Value of the assets (net of the Company’s proportionate interest in the liabilities owed to any Person other than the Company or a Restricted Subsidiary and that are not Guaranteed by the Company or a Restricted Subsidiary) of a Restricted Subsidiary that is designated an Unrestricted Subsidiary calculated as of the time of such designation, and (2) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest rating categories, by S&P or Fitch, or any of their respective successors or assigns, or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which shall have been designated by the Company as having been substituted for S&P or Fitch or both of them, as the case may be.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind).

“Measurement Date” means December 8, 2015.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1)       with respect to any Asset Sale (other than the issuance or sale of Capital Stock), the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(a)       brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment banks) related to such Asset Sale;

(b)       provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and the Restricted Subsidiaries, taken as a whole;

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(c)       payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(d)       appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and reflected in an Officers’ Certificate delivered to the Trustee; and

(2)       with respect to any Asset Sale consisting of the issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiaries” means the Offshore Non-Guarantor Subsidiaries and the PRC Restricted Subsidiaries.

“Notes” has the meaning assigned to such term in the Recitals of this Indenture.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by the Company mailing a notice by first class mail, postage prepaid, to the Trustee and each Holder at its last address appearing in the Note register stating:

(1)       the provision in this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2)       the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Offer to Purchase Payment Date”);

(3)       that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)       that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Offer to Purchase Payment Date;

(5)       that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the tender agent (the “Tender Agent”) at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Offer to Purchase Payment Date;

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(6)       that Holders will be entitled to withdraw their election if the Tender Agent receives, not later than the close of business on the third Business Day immediately preceding the Offer to Purchase Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7)       that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$200,000 or any amount in excess thereof which is an integral multiple of US$1,000.

One Business Day prior to the Offer to Purchase Payment Date, the Company shall deposit with the Tender Agent money sufficient to pay the purchase price of all Notes or portions thereof to be accepted by the Company for payment on the Offer to Purchase Payment Date. On the Offer to Purchase Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; and (b) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Tender Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and upon receipt of written order of the Company signed by an Officer, the Registrar shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$200,000 or any amount in excess thereof which is an integral multiple of US$1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Offer to Purchase Payment Date. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

To the extent that the provisions of any securities laws or regulations of any jurisdiction conflict with the provisions of the Indenture governing any Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such compliance. The Company will not be required to make an Offer to Purchase if a third party makes the Offer to Purchase in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase.

The materials used in connection with an Offer to Purchase are required to contain or incorporate by reference information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will assist such Holders to make an informed decision with respect to the Offer to Purchase, including a brief description of the events requiring the Company to make the Offer to Purchase, and any other information required by applicable law to be included therein. The offer is required to contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

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“Officer” means one of the executive officers of the Company or, in the case of a Restricted Subsidiary, one of the directors or officers of such Restricted Subsidiary.

“Officers’ Certificate” means a certificate signed by two Officers; provided, however, with respect to the Officers’ Certificate required to be delivered by any Subsidiary Guarantor under this Indenture, Officers’ Certificate means a certificate signed by one Officer if there is only one Officer in such Subsidiary Guarantor at the time such certificate is required to be delivered.

“Offshore Non-Guarantor Subsidiaries” has the meaning assigned to such term in Section 10.09.

“Opinion of Counsel” means a written opinion from legal counsel in form and substance reasonably acceptable to the Trustee.

“Original Issue Date” means the date on which the Notes are originally issued under this Indenture.

“outstanding” when used with respect to the Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1)       Notes theretofore cancelled by the Paying and Transfer Agent or accepted by the Paying and Transfer Agent for cancellation;

(2)       Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee (in trust) or any Paying and Transfer Agent for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(3)       Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be outstanding because the Company or any Affiliate of the Company holds the Note; provided that in determining whether the Holders of the requisite amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, Notes owned by the Company or any Affiliate of the Company or beneficially held for the Company or an Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes for which the Trustee has received an Officers’ Certificate from the Company or an Affiliate of the Company evidencing such ownership or beneficial holding shall be so disregarded. Notes so owned or beneficially held that have been pledged in good faith may be regarded as outstanding if the pledgee establishes its right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

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“Pari Passu Guarantee” means a Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company (including Additional Notes) or any Subsidiary Guarantor, as the case may be; provided that (1) the Company and such Subsidiary Guarantor were permitted to Incur such Indebtedness under Section 4.05 and (2) such Guarantee ranks pari passu with the Notes or any outstanding Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be.

“Paying and Transfer Agent” means the paying and transfer agent with respect to the Notes appointed pursuant to Section 7.11 or a Paying and Transfer Agent Appointment Letter in the form of Exhibit D.

“Payment Date” has the meaning assigned to such term in Section 4.01(a).

“Permitted Businesses” means any business which is the same as or ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries on the Original Issue Date.

“Permitted Holders” means any or all of the following:

(1)       Mr. Ray Ruiping Zhang, Crawford and Ctrip;

(2)       any Affiliate (other than an Affiliate as defined in clause (2) or (3) of the definition of Affiliate) of the Persons specified in clause (1); and

(3)       any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 80% or more by one or more of the Persons specified in clauses (1) and (2) of this definition.

“Permitted Investment” means:

(1)       any Investment in the Company or a Restricted Subsidiary that is primarily engaged in a Permitted Business or a Person which will, upon the making of such Investment, become a Restricted Subsidiary that is primarily engaged in a Permitted Business or will be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary that is primarily engaged in a Permitted Business;

(2)       cash or Temporary Cash Investments;

(3)       payroll, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)       stock, obligations or securities received in satisfaction of judgments;

(5)       an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

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(6)       any Investment pursuant to a Hedging Obligation designed solely to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices, interest rates or foreign currency exchange rates and not for speculation;

(7)       receivables, trade credits or other current assets owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(8)       any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Sales made in compliance with Section 4.13;

(9)       pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.07;

(10)       Investments in securities, accounts receivable or other obligations of trade creditors, trade debtors or customers received in compromise or settlement of debts created in the ordinary course of business, or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor, trade debtor or customer, or as result of foreclosure of or transfer of title with respect to any secured investment;

(11)       loans or advances to vendors, contractors, suppliers or distributors, including advance payments for equipment and machinery made to the manufacturer or distributor thereof, of the Company or any Restricted Subsidiary in the ordinary course of business and dischargeable in accordance with customary trade terms;

(12)       Investments in existence on the Original Issue Date;

(13)       loans or advances to employees made in the ordinary course of business in an aggregate principal amount not to exceed US$5.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(14)       deposits made in order to comply with statutory or regulatory obligations to maintain deposits for workers’ compensation claims and other purposes specified by statute or regulation from time to time in the ordinary course of business of the Company or any Restricted Subsidiary;

(15)       Investments in securities of trade creditors, trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor, trade debtor or customer;

(16)        an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consist solely of Common Stock of the Company;

(17)       any Guarantees of Indebtedness Incurred in accordance with Section 4.05;

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(18)        repurchases of Notes; or

(19)       other Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed an amount equal to 30% of Total Assets; provided that if such Investment, together with the aggregate amount of all other Investments made pursuant to this clause (19) that are at the time outstanding exceeds 20% of Total Assets, such Investment must be made in or to a Person that is primarily engaged in any Permitted Business.

“Permitted Liens” means:

(1)       Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2)       statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3)       Liens incurred or deposits made to secure the performance of statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds, tenders, bids, leases and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(4)       leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries, taken as a whole;

(5)       Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person (i) becomes a Restricted Subsidiary or (ii) is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such Person (if such Person becomes a Restricted Subsidiary) or the property or assets acquired by the Company or such Restricted Subsidiary (if such Person is merged with or into or consolidated with the Company or such Restricted Subsidiary); provided further that such Liens were not created in contemplation of or in connection with the transactions or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(6)       Liens in favor of the Company or any Restricted Subsidiary;

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(7)       Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that do not give rise to an Event of Default;

(8)       (a) Liens securing reimbursement obligations with respect to letters of credit or trade guarantees, performance and surety bonds and similar instruments that encumber documents and other property relating to such letters of credit or trade guarantees, performance and surety bonds and similar instruments and the products and proceeds thereof, in each case, exclusive of obligations for the payment of borrowed money or (b) Liens in favor of any bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in the possession of such bank;

(9)       Liens existing on the Original Issue Date;

(10)       Liens securing Indebtedness which is Incurred to refinance Secured Indebtedness which is permitted to be Incurred under Section 4.05(b)(iv); provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(11)       Liens securing Hedging Obligations permitted to be Incurred under Section 4.05(b)(v); provided that (i) Indebtedness relating to any such Hedging Obligation is, and is permitted under Section 4.07 to be, secured by a Lien on the same property securing such Hedging Obligation or (ii) such Liens are encumbering customary initial deposits or margin deposits or are otherwise within the general parameters customary in the industry;

(12)       Liens securing Attributable Indebtedness that is permitted to be Incurred under this Indenture;

(13)       any interest or title of a lessor under any Capitalized Lease Obligation permitted to be Incurred under this Indenture; provided, however, that the Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(14)       Liens with respect to minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, license, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not Incurred in connection with Indebtedness and that do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(15)       Liens with respect to licenses or leases or subleases as licensor, lessor or sublessor of any of the Company’s or its Restricted Subsidiaries property, including intellectual property, in the ordinary course of business;

(16)       retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller, in each case, in the ordinary course of business;

(17)       Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with importation or exportation of goods in the ordinary course of business;

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(18)       Liens on the Capital Stock of Unrestricted Subsidiaries or any Person that is not a Subsidiary of the Company solely to secure Indebtedness of Unrestricted Subsidiaries or such Person, in each case, that is non-recourse to the Company or any Restricted Subsidiary, unless the Company or such Restricted Subsidiary could have Incurred such Indebtedness under the Indenture on the date of incurrence of such Lien;

(19)       any interest or title of a lessor in the property subject to any operating lease;

(20)       Liens on deposits made in order to comply with statutory obligations to maintain deposits for workers’ compensation claims, welfare and social benefits, property maintenance and other purposes specified by statute made in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(21)       Liens on deposits securing trade letters of credit (and reimbursement obligations relating thereto) incurred in the ordinary course;

(22)       Liens securing Indebtedness of the type described under Section 4.05(b)(xi)(B); provided that such Lien (i) covers only the equipment, property or assets acquired, developed, constructed or improved with such Indebtedness and (ii) is created within 180 days after such acquisition or the completion of such development, construction or improvement, as the case may be; provided further, that, in the case of clause (i), such Lien may cover other equipment, property or assets (instead of or in addition to such item of property or improvements) if (x) such Lien is incurred in the ordinary course of business and (y) the aggregate book value of equipment, property or assets (as reflected in the most recent available consolidated financial statements of the Company, which may be internal consolidated financial statements) or, if any such equipment, property or assets have been acquired since the date of such financial statements, the cost of such equipment, property or assets (other than, in each case, deposits of loan proceeds securing performance of obligations in relation to the use of such loan proceeds under a loan or similar agreement to which such loan proceeds relate to, entered into by the Company or any Restricted Subsidiary, if the Indebtedness Incurred under such agreement is otherwise permitted under the terms of the Indenture) subject to Liens incurred pursuant to this clause (22) does not exceed 130% of the aggregate principal amount of Indebtedness secured by such Liens;

(23)       Liens consisting of customary transfer restrictions in joint venture agreements, stockholder agreements or other similar agreements applicable to joint ventures permitted to be entered into under the Indenture;

(24)       Liens incurred or deposits made to secure Entrusted Loans;

(25)       Liens on one or more bank accounts or deposits to secure Bank Deposit Secured Indebtedness permitted to be Incurred under Section 4.05(b)(xiv);

(26)       Liens securing Indebtedness permitted to be Incurred under Section 4.05(b)(xvii); provided that in the case such Indebtedness becomes recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings) and is classified pursuant to Section 4.05(b)(xvii)(2) by the Company as Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of Section 4.05, the Liens related to such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this ‘‘Permitted Liens’’ definition, for so long as such Indebtedness shall be so recourse; and

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(27)       Liens with respect to obligations of the Company or any Restricted Subsidiary that do not exceed the greater of US$30.0 million (or the Dollar Equivalent thereof using the Original Issue Date as the date of determination) and an amount equal to 2.5% of Total Assets at any one time outstanding.

“Permitted Refinancing Indebtedness” has the meaning assigned to such term in Section 4.05(b)(iv).

“Permitted Subsidiary Indebtedness” means Indebtedness of the Non-Guarantor Subsidiaries; provided that, on the date of Incurrence of such Indebtedness, and after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount outstanding of all such Indebtedness of the Non-Guarantor Subsidiaries taken as a whole (excluding any Indebtedness of any Non-Guarantor Subsidiary permitted under Section 4.05(b)(iii), Section 4.05(b)(v), Section 4.05(b)(vi), Section 4.05(b)(vii), Section 4.05(b)(viii), Section 4.05(b)(ix), Section 4.05(b)(x), Section 4.05(b)(xii) or Section 4.05(b)(xviii) does not exceed an amount equal to 20% of Total Assets (or the Dollar Equivalent thereof).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PRC” means the People’s Republic of China, excluding, solely for the purpose of this definition, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“PRC CJV” means any future Subsidiary that is a Sino-foreign cooperative joint venture enterprise with limited liability, established in the PRC pursuant to the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures adopted on April 13, 1988 (as most recently amended on October 31, 2000) and the Detailed Rules for the Implementation of the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures promulgated on September 4, 1995, as such laws and regulations may be amended from time to time.

“PRC CJV Partner” means with respect to a PRC CJV, the other party to the joint venture agreement relating to such PRC CJV with the Company or any Restricted Subsidiary.

“PRC Restricted Subsidiary” means a Restricted Subsidiary organized under the laws of the PRC.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

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“principal” of any Indebtedness means the principal amount of such Indebtedness (or if such Indebtedness was issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness), together with, unless the context otherwise indicates, any premium then payable on such Indebtedness.

“Principal Office” means the office of the Paying and Transfer Agent at which the business of the Paying and Transfer Agent is principally administered, which at the date of this Indenture is located at Level 52, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong.

“Rating Agencies” means S&P and Fitch; provided that if S&P or Fitch shall not make a rating of the Notes publicly available, one or more nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Fitch or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” or “D” (or equivalent successor categories); (ii) with respect to Fitch, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” or “D” (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Fitch used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “-” for S&P and Fitch; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from “BB+” to “BB,” as well as from “BB-” to “B+,” will constitute a decrease of one gradation).

“Rating Date” means (1) in connection with a Change of Control Triggering Event, that date which is 90 days prior to the earlier of (x) a Change of Control and (y) a public notice of the occurrence of a Change of Control or of the intention by the Company or any other Person or Persons to effect a Change of Control or (2) in connection with actions contemplated under Article 5, that date which is 90 days prior to the earlier of (x) the occurrence of any such actions as set forth therein and (y) a public notice of the occurrence of any such actions.

“Rating Decline” means (1) in connection with a Change of Control Triggering Event, the occurrence on, or within three months after, the date, or public notice of the occurrence of, a Change of Control or the intention by the Company or any other Person or Persons to effect a Change of Control (which period shall be extended until the ratings are announced if, during such three-month period, the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of any of the events listed below, or (2) in connection with actions contemplated under Article 5, the notification by any of the Rating Agencies that such proposed actions will result in any of the events listed below:

(a)       in the event the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by either Rating Agency shall be below Investment Grade;

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(b)       in the event the Notes are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by such Rating Agency shall be below Investment Grade; or

(c)       in the event the Notes are rated below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories); provided that a Rating Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) if the Rating Agency making the reduction in rating to which this definition would otherwise apply do not announce, publicly confirm or confirm to the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Decline). The Company shall request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly certify to the Trustee as to whether or not such confirmation has been received or denied.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. Government securities dealer in The City of New York, selected by the Company in good faith.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Company in good faith, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer at 5:00 p.m. (New York City Time) on the third Business Day preceding such redemption date.

“Register” has the meaning assigned to such term in Section 2.05.

“Registrar” has the meaning assigned to such term in Section 2.05.

“Regulation S Legend” has the meaning assigned to such term in Section 2.04(d).

“Relevant Jurisdiction” has the meaning assigned to such term in Section 4.21(a).

“Relevant Taxing Jurisdiction” has the meaning assigned to such term in Section 4.21(a).

“Replacement Assets” has the meaning assigned to such term in Section 4.13(b)(ii).

“Restricted Payments” has the meaning assigned to such term in Section 4.06.

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“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such property to another Person and the Company or any Restricted Subsidiary leases it from such Person.

“Secured Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would be a “significant subsidiary” using the conditions specified in the definition of significant subsidiary in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture; provided that in each instance in such definition in which the term ‘‘10 percent’’ is used, the term ‘‘5 percent’’ shall be substituted therefor.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Vehicles of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any Restricted Subsidiary that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

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“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“Stated Maturity” means, (1) with respect to any Indebtedness, the date specified in such debt security as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness and (2) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated or junior in right of payment to the Notes or to any Subsidiary Guarantee, as applicable, pursuant to a written agreement to such effect.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity (i) of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (ii) of which 50% or less of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and, in each case, which is “controlled” and consolidated by such Person in accordance with GAAP; provided, however, that with respect to clause (ii), the occurrence of any event (other than the issuance or sale of Capital Stock) as a result of which such corporation, association or other business entity ceases to be “controlled” by such Person under the GAAP and to constitute a Subsidiary of such Person shall be deemed to be a designation of such corporation, association or other business entity as an Unrestricted Subsidiary by such Person and be subject to the requirements under Section 4.18(a).

“Subsidiary Guarantee” means any Guarantee of the obligations of the Company under this Indenture and the Notes by any Subsidiary Guarantor.

“Subsidiary Guarantor” means the initial Subsidiary Guarantors named in Schedule I hereto and any other Restricted Subsidiary that Guarantees the obligations of the Company under this Indenture and the Notes; provided that “Subsidiary Guarantor” does not include any Person whose Subsidiary Guarantee has been released in accordance with this Indenture and the Notes.

“Surviving Person” has the meaning assigned to such term in Section 5.01(a)(i).

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“Tax Redemption Date” has the meaning assigned to such term in Section 3.01.

“Temporary Cash Investment” means any of the following:

(1)       direct obligations of the United States of America, Hong Kong, the PRC or any agency of any of the foregoing or obligations fully and unconditionally Guaranteed by the United States of America, Hong Kong, the PRC or any agency of any of the foregoing, in each case, maturing within one year;

(2)       demand or time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, Hong Kong or the PRC and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)       repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)       commercial paper, maturing not more than 180 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

(5)       securities maturing within one year of the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(6)       any money market fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7)       demand or time deposit accounts, certificates of deposit overnight or call deposits and money market deposits with (i) Hong Kong & Shanghai Banking Corporation, Industrial Bank, Bank of Shanghai, China Construction Bank, Industrial and Commercial Bank of China, China Merchants Bank, China Everbright Bank, Bank of China, Bank of Communications, Ping An Bank, China Citic Bank, China Development Bank, The Bank of East Asia, Shanghai Pudong Development Bank, Agricultural Bank of China, Xiamen Bank, Bank of Zhengzhou, Guangdong Development Bank, Rural Commercial Bank, Rural Cooperative Bank, Bank of Ningxia, Standard Chartered Bank, Bank of Beijing, Industrial Bank Co., Ltd., Bank of Ningbo and Bank of Jiangsu, (ii) any other bank, trust company or other financial institutions organized under the laws of the PRC or Hong Kong whose long-term debt is rated as high or higher than any of those banks listed in clause (i) of this paragraph or (iii) any other bank or other financial institutions organized under the laws of the PRC or Hong Kong; provided that, in the case of clause (iii), such deposits do not exceed US$10.0 million (or the Dollar Equivalent thereof) with any single bank or US$30.0 million (or the Dollar Equivalent thereof) in the aggregate, at any date of determination thereafter.

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“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries measured in accordance with GAAP as of the last date of the most recent fiscal quarter for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner and which may include internal consolidated financial statements) are available; provided that (1) only with respect to Section 4.05(b)(xi)(B) and the definition of “Permitted Subsidiary Indebtedness,” Total Assets shall be calculated after giving pro forma effect to include the cumulative value of all the equipment, property or assets the acquisition, construction or improvement of which requires or required the Incurrence of Indebtedness and calculation of Total Assets thereunder, in each case, as of such date, as measured by the purchase price or cost therefor or budgeted cost provided in good faith by the Company or any Restricted Subsidiary to the bank or other similar financial institutional lender providing such Indebtedness; (2) only with respect to Section 4.05(b)(xvi), with respect to the Incurrence of any Acquired Indebtedness as a result of any Person becoming a Restricted Subsidiary, Total Assets shall be calculated after giving pro forma effect to include the consolidated assets of such Restricted Subsidiary and any other change to the consolidated assets of the Company as a result of such Person becoming a Restricted Subsidiary; and (3) only with respect to any Person becoming a new Non-Guarantor Subsidiary, pro forma effect shall at such time be given to the consolidated assets of such new Non-Guarantor Subsidiary and any other change to the consolidated assets of the Company as a result of such Person becoming a new Non-Guarantor Subsidiary.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Trustee” means the party named as such in the first paragraph of this Indenture or any successor trustee under this Indenture pursuant to Article 7.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided in this Indenture and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

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“Vehicles” means vehicles, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person; provided that Subsidiaries that are PRC CJVs shall not be considered Wholly Owned Subsidiaries unless such Person or one or more Wholly Owned Subsidiaries of such Person are entitled to 95% or more of the economic benefits distributable by such Subsidiary.

Section 1.02. Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(a)       an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(b)       “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(c)       all references to any Person include the successors and permitted assigns of that Person;

(d)       all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated; and

(e)       references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended, modified or supplemented from time to time (or to successor statutes and regulations).

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Article 2
Issue, Execution, Form and Registration of Notes

Section 2.01. Authentication and Delivery of Notes and Subsidiary Guarantees. Upon the execution and delivery of this Indenture, or from time to time thereafter, Notes may be executed and delivered by the Company, with the Subsidiary Guarantees endorsed thereon by the Subsidiary Guarantors, in an aggregate principal amount outstanding of not more than US$400,000,000 (other than Notes issued pursuant to Section 2.09) to the Registrar for authentication, accompanied by an Officers’ Certificate of the Company directing such authentication and specifying the amount of Notes (with the Subsidiary Guarantees endorsed thereon) to be authenticated, the applicable rate at which interest will accrue on such Notes, the date on which the original issuance of such Notes (with the Subsidiary Guarantees endorsed thereon) is to be authenticated, the date from which interest will begin to accrue, the date or dates on which interest on such Notes will be payable and the date on which the principal of such Notes will be payable and other terms relating to such Notes and the Subsidiary Guarantees. The Registrar shall thereupon authenticate and deliver such Notes (with the Subsidiary Guarantees endorsed thereon) to or upon the written order of the Company (as set forth in such Officers’ Certificate) signed by two Authorized Officers.

The Registrar shall have the right to decline to authenticate and deliver any Notes under this Section if the Trustee reasonably determines that such action may not lawfully be taken or if the Registrar reasonably determines that such action would expose the Registrar to personal liability, unless indemnity and/or security satisfactory to the Registrar against such liability is provided to the Registrar.

Section 2.02. Execution of Notes and Subsidiary Guarantees. (a) The Notes shall be executed by or on behalf of the Company by the signature of an Authorized Officer of the Company. Each of the Subsidiary Guarantors shall execute the Subsidiary Guarantees by the signature of an Authorized Officer of such Subsidiary Guarantor. Such signatures may be the manual or facsimile signature of the present or any future Authorized Officers. With the delivery of this Indenture, each of the Company and the initial Subsidiary Guarantors is furnishing, and, from time to time thereafter, each of the Company and the Subsidiary Guarantors may furnish, to the Trustee a certificate substantially in the form of Exhibits C-1 and C-2 (an “Authorization Certificate”) identifying and certifying the incumbency and specimen signatures of the Authorized Officers. Until the Trustee receives a subsequent Authorization Certificate, the Trustee shall be entitled to conclusively rely on the last Authorization Certificate delivered to them for purposes of determining the Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note which has been duly authenticated and delivered by or on behalf of the Registrar.

(b)       In case the Authorized Officers who shall have signed any of the Notes or any of the Subsidiary Guarantees thereon, as applicable, shall cease to be such Authorized Officers before the Note (with the Subsidiary Guarantees endorsed thereon) shall be authenticated and delivered by or on behalf of the Registrar or disposed of by or on behalf of the Company, such Note (with the Subsidiary Guarantees endorsed thereon) nevertheless may be authenticated and delivered or disposed of as though the Persons who signed such Note and the Subsidiary Guarantees had not ceased to be such Authorized Officers; and any Note may be signed on behalf of the Company and any Subsidiary Guarantee may be signed on behalf of the Subsidiary Guarantors by such Persons as, at the actual date of the execution of such Note and Subsidiary Guarantee, shall be Authorized Officers, although at the date of the execution and delivery of this Indenture any such Persons were not Authorized Officers.

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Section 2.03. Certificate of Authentication. Only such Notes (with the Subsidiary Guarantees endorsed thereon) as shall bear thereon a certification of authentication substantially as set forth in the forms of the Notes in Exhibits A and B hereto, executed by the Registrar by manual or facsimile signature of one of its authorized signatories, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Registrar upon any Note executed by or on behalf of the Company (with the Subsidiary Guarantees endorsed thereon) shall be conclusive evidence that the Note (with the Subsidiary Guarantees endorsed thereon) so authenticated has been duly authenticated and delivered hereunder and that the Holder thereof is entitled to the benefits of this Indenture.

Section 2.04. Form, Denomination and Date of Notes; Payments. (a) The Notes, the Subsidiary Guarantees and the certificates of authentication shall be substantially in the form set forth in Exhibits A and B hereof. On the Original Issue Date, the Notes shall be issued in the form provided in Section 2.04(c). The Notes (with the Subsidiary Guarantees endorsed thereon) shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with the instructions set forth in the applicable Officers’ Certificate and delivered by the Authorized Officers of the Company executing the same with the approval of the Trustee.

The Notes (with the Subsidiary Guarantees endorsed thereon) may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, with the rules of any securities market in which the Notes are admitted to trading, or to conform to general usage.

(b)       Each Note (with the Subsidiary Guarantees endorsed thereon) shall be dated the date of its authentication. Each Note shall bear interest from the date of issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for and shall be payable on the dates specified on the face of the form of Note set forth as Exhibits A and B hereto. Interest on the Notes shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.

(c)       On the Original Issue Date, an appropriate Authorized Officer will execute and deliver to the Registrar one or more global Notes (each, a “Global Note”), with the Subsidiary Guarantees endorsed thereon, in definitive, fully registered form without interest coupons, in a denomination of US$200,000 or any amount in excess thereof which is an integral multiple of US$1,000, substantially in the form of Exhibit B hereto; all such Global Notes (with the Subsidiary Guarantees endorsed thereon) so executed and delivered to the Registrar pursuant to this subsection (c) shall be in an aggregate principal amount that shall equal the aggregate principal amount of the Notes that are to be issued on the Original Issue Date. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Common Depositary (or its nominee), as hereinafter provided.

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(d)       Each Global Note and each Certificated Note issued in exchange for interests in the Global Note shall bear the following legend (the “Regulation S Legend”), unless such Note has been sold pursuant to a registration statement that has been declared effective under the Securities Act:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

Each Global Note (i) shall be delivered by or on behalf of the Registrar to the Common Depositary, and shall be registered in the name of DB Nominees (Hong Kong) Limited, or such other nominee of the Common Depositary may specify, and (ii) shall also bear a legend substantially to the following effect:

“UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF DB NOMINEES (HONG KONG) LIMITED, AS THE NOMINEE OF THE COMMON DEPOSITARY, OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.”

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Global Notes may be deposited with such other common depositary that is a clearing agency registered under the Exchange Act as the Company may from time to time designate in writing to the Trustee, and shall bear such legend as may be appropriate.

(e)       If at any time the Common Depositary notifies the Company that it is unwilling or unable to continue as Common Depositary for such Global Notes, the Company shall appoint a successor Common Depositary with respect to such Global Notes. If (i) a successor Common Depositary for such Global Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) either Euroclear or Clearstream, or a successor clearing system, is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so, or (iii) any of the Notes has become immediately due and payable in accordance with Section 6.01 or Section 6.02 and the Company has received a written request from a Holder, the Company will execute, and the Registrar, upon receipt by the Registrar of an Officers’ Certificate of the Company directing the authentication and delivery thereof, will authenticate and deliver, Certificated Notes (which may bear the Regulation S Legend) in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Notes in exchange for such Global Notes. Persons exchanging interests in the Global Notes for Certificated Notes will be required to provide to the Registrar, through the relevant clearing system, written instructions and other information required by the Company and the Registrar to complete, execute and deliver such Certificated Notes.

(f)       Global Notes shall in all respects be entitled to the same benefits under this Indenture as Certificated Notes authenticated and delivered hereunder.

(g)       The Person in whose name any Note is registered at the close of business on any Interest Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Interest Record Date and prior to such Interest Payment Date.

Section 2.05. Registration, Transfer and Exchange. The Notes are issuable only in registered form. The Company will keep at the office or agency to be maintained for the purpose as provided in Section 4.02 (the “Registrar”), a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfers of, Notes as provided in this Article 2. The name and address of the registered holder of each Note and the amount of each Note will be recorded in the Register. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable time. Such Register shall be open for inspection by or on behalf of the Trustee during normal business hours upon prior written request.

Upon due presentation for registration of transfer of any Note, the Company shall execute and the Registrar shall authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations for a like aggregate principal amount.

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A Holder may register the transfer of a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such registration of transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee and any agent of any of them shall treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note shall be overdue), and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by Euroclear and Clearstream (or their respective agents) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. At the option of such Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged to the Registrar. When Notes are presented to the Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if the requirements for such transactions set forth herein are met. To permit registrations of transfers and exchanges, the Company and each Subsidiary Guarantor shall execute and the Registrar shall authenticate the Notes.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder thereof or his attorney duly authorized in writing in a form satisfactory to the Company and the Registrar.

The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes (other than any such transfer taxes or other similar governmental charge payable upon exchanges). No service charge to any Holder shall be made for any such transaction.

The Company shall not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days preceding the first giving of notice of redemption of Notes to be redeemed or, pursuant to an Offer to Purchase, purchased, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after an Interest Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Interest Record Date and before the date of redemption or purchase.

All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Claims against the Company for the payment of principal of, premium, if any, or interest on the Notes will become void unless presentation for payment is made as required in this Indenture within a period of six years.

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Section 2.06. Book-entry Provisions for Global Notes. (a) Each Global Note authenticated under this Indenture shall be deposited with the Common Depositary and registered in the name of the Common Depositary or its nominee for the accounts of Euroclear and Clearstream. Ownership of beneficial interests in the Global Notes (the “book-entry interests”) will be limited to persons that have accounts with the Common Depositary or persons that may hold interests through Euroclear and Clearstream, or any member of, or participant in, the Common Depositary (collectively, the “Agent Members”). Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Common Depositary and its participants. Except as provided in Section 2.04(e), the book-entry interests will not be held in definitive form. Instead, the Common Depositary will credit on its book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests.

Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary, or a member of, or participant in, the Common Depositary, or under the Global Notes, and the Common Depositary may be treated by the Company, the Trustee and any agent of any of them as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of any of them, from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

(b)       Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Common Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred, and transfers increasing or decreasing the aggregate principal amount of Global Notes may be conducted only in accordance with the rules and procedures of Euroclear and Clearstream. In addition, Certificated Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in any Global Note, only under the circumstances set forth in Section 2.04(e).

(c)       Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Notes and become an interest in the other Global Notes and, accordingly, will thereafter be subject to all transfer restrictions. if any, and other procedures applicable to beneficial interests in such other Global Notes for as long as it remains such an interest.

(d)       In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.06(b), the Global Note shall be deemed to be surrendered to the Paying and Transfer Agent for cancellation, and the Company shall execute, and the Registrar shall authenticate and deliver, to each beneficial owner identified by the Common Depositary in exchange for its beneficial interest in the Global Note, as the case may be, an equal aggregate principal amount of Certificated Notes of authorized denominations.

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(e)       The registered holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.07. [Reserved]

Section 2.08. Mutilated, Defaced, Destroyed, Stolen and Lost Notes. (a) The Company shall execute and deliver to the Trustee Certificated Notes in such amounts and at such times as to enable the Trustee to fulfill its responsibilities under this Indenture and the Notes.

(b)       In case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, upon the request of the registered holder thereof, the Company in its discretion may execute, and, upon the written request of Authorized Officers of the Company, the Registrar shall authenticate and deliver, a new Note (with each Subsidiary Guarantee endorsed thereon), bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and substitution for the Note so apparently destroyed, lost or stolen. In every case the applicant for a substitute Note shall furnish to the Company, the Subsidiary Guarantors and the Trustee, and any agent of the Company, the Subsidiary Guarantors or the Trustee such security and/or indemnity as may be required by each of them to indemnify and defend and to save each of them harmless and, in every case of destruction, loss or theft, evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, such Holder, if so requested by the Company, the Subsidiary Guarantors or the Trustee, or any agent thereof, will pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee or its agent(s)) connected with the preparation and issuance of the substitute Note. The Trustee is hereby authorized, in accordance with and subject to the foregoing conditions in this clause (b), to authenticate and deliver, or cause the authentication and delivery of, from time to time, Notes (with each Subsidiary Guarantee endorsed thereon) in exchange for or in lieu of Notes (with each Subsidiary Guarantee endorsed thereon), respectively, which become mutilated, defaced, destroyed, stolen or lost. Each Note delivered in exchange for or in lieu of any Note shall carry all the rights to principal, premium (if any), interest (including rights to accrued and unpaid interest and Additional Amounts) which were carried by such Note.

(c)       Mutilated or defaced Certificated Notes must be surrendered before replacements will be issued. In the event any such mutilated, defaced, destroyed, lost or stolen certificate has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new certificate, pay such Notes.

Section 2.09. Further Issues. Subject to Article 4 and in accordance with the terms of this Indenture, the Company may, from time to time, without notice to or the consent of the Holders, create and issue additional Notes having the same terms and conditions as the Notes (including the benefit of the Subsidiary Guarantees) in all respects (or in all respects except for the issue date, issue price and the first interest period and, to the extent necessary, certain temporary securities law transfer restrictions) (such Notes, the “Additional Notes”) so that such Additional Notes may be consolidated and form a single class with the previously outstanding Notes and vote together as one class on all matters with respect to the Notes; provided that the issuance of any such Additional Notes shall then be permitted under Section 4.05. In connection with any such issuance of Additional Notes, the Company shall deliver an Officers’ Certificate to the Trustee and the Registrar directing the Registrar to authenticate and deliver Additional Notes in an aggregate principal amount specified therein and the Registrar, in accordance with such Officers’ Certificate, shall authenticate and deliver such Additional Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

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Section 2.10. Cancellation of Notes; Disposition Thereof. All Notes surrendered for payment, redemption, registration of transfer or exchange, if surrendered to the Company or the Trustee, shall be delivered to the Paying and Transfer Agent for cancellation or, if surrendered to the Paying and Transfer Agent, shall be canceled by it; and no Notes shall be issued in lieu thereof, except as expressly permitted by any of the provisions of this Indenture. The Paying and Transfer Agent shall dispose of canceled Notes held by it in accordance with its customary procedures, and (upon the written request of the Company) deliver a certificate of disposition to the Company. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Paying and Transfer Agent for cancellation.

Section 2.11. ISIN or Common Code Numbers. The Company in issuing the Notes may use “ISIN or Common Code” numbers (if then generally in use), and, if so, the Trustee and the Paying and Transfer Agent shall use for the Notes “ISIN or Common Code” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee and the Paying and Transfer Agent of any change in the “ISIN or Common Code” numbers.

Article 3
Redemption

Section 3.01. Redemption for Taxation Reasons. (a) The Notes may be redeemed at the option of the Company or a Surviving Person, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders and the Trustee (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) if, as a result of:

(1)	any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(2)	any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations, or rulings (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment is announced and becomes effective (i) except as described in (ii) immediately below, on or after the Original Issue Date, or (ii) with respect to any Future Subsidiary Guarantor or Surviving Person, on or after the date such Future Subsidiary Guarantor or Surviving Person becomes a Subsidiary Guarantor or a Surviving Person (the “Assumption Date”) if such Person’s Relevant Taxing Jurisdiction had not been a Relevant Taxing Jurisdiction prior to the relevant Assumption Date, with respect to any payment due or to become due under the Notes or this Indenture, the Company, a Surviving Person or a Subsidiary Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company, a Surviving Person or a Subsidiary Guarantor, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company, a Surviving Person or a Subsidiary Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

(b)       Prior to the mailing of any notice of redemption of the Notes pursuant to Section 3.01(a), the Company (or a Surviving Person) or a Subsidiary Guarantor, as the case may be, will deliver to the Trustee at least 30 days but not more than 60 days before the Tax Redemption Date:

(1)	an Officers’ Certificate stating that such change or amendment referred to in Section 3.01(a) has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company (or a Surviving Person) or a Subsidiary Guarantor, as the case may be, by taking reasonable measures available to it; and

(2)	an Opinion of Counsel or an opinion of a tax consultant, in either case of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in Section 3.01(a).

The Trustee shall be entitled to accept, without liability, such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

(c)       Any Notes that are redeemed will be cancelled.

Section 3.02. Optional Redemption.

(a)       At any time on or after August 14, 2020, the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest, if any, to (but not including) the redemption date, if redeemed during the 12-month period commencing on August 14 of any year set forth below:

Period	Redemption Price
2020	102.938%
2021 and thereafter	101.469%

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(b)       At any time prior to August 14, 2020, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date. Neither the Trustee nor any of the Agents shall be responsible for calculating or verifying the Applicable Premium.

(c)       In addition, at any time prior to August 14, 2020, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Common Stock of the Company in an Equity Offering at a redemption price of 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date; provided that at least 65% of the aggregate principal amount of the Notes issued on the Original Issue Date remains outstanding after each such redemption and any such redemption takes place within 60 days after the closing of the related Equity Offering.

(d)       The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the Notes are to be redeemed at any time, the Notes will be selected for redemption as follows:

(i)       if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or, if the Notes are held through the clearing systems, in compliance with the requirements of the applicable clearing systems; or

(ii)       if the Notes are not listed on any national securities exchange or held through the clearing systems, on a pro rata basis, by lot or by such other method as the Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by applicable law.

(e)       Notice of redemption may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

(f)       No Note of US$200,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. With respect to any Certificated Note, a new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

(g)       If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Section 3.02 hereof, the Company shall, at least five Business Days (or such shorter period as agreed between the Company and the Trustee) prior to the date when the notice of redemption is sent to the Holders, notify the Trustee of such proposed redemption date and of the principal amount of the Notes to be redeemed; provided, however, that (1) such notification will be in writing and may be sent to the Trustee via facsimile; (2) such notification shall not be irrevocable; (3) the proposed redemption date and the principal amount of the Notes to be redeemed are subject to further amendment by the Company before notice of redemption is sent to the Holders in accordance with this Indenture; and (4) the Company furnishes to the Trustee along with the notice of redemption, an Officers’ Certificate setting forth:

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(i)       the clause of this Indenture pursuant to which the redemption shall occur;

(ii)       the redemption date;

(iii)       the principal amount of the Notes to be redeemed; and

(iv)       the redemption price.

Section 3.03. Method and Effect of Redemption. (a) The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(i)       the clause of this Indenture pursuant to which the redemption shall occur;

(ii)       the redemption date;

(iii)       the redemption price, including the portion thereof representing any accrued interest;

(iv)       the place or places where Notes are to be surrendered for redemption;

(v)       Notes called for redemption must be so surrendered in order to collect the redemption price;

(vi)       on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date; and

(vii)       if any Note contains an ISIN or Common Code number, no representation is being made as to the correctness of the ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(b)       Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption, the Company shall redeem such Notes at the redemption price. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.04. Repurchases and Cancellation of Notes. The Company or any Subsidiary Guarantor may purchase Notes in the open market or by tender or by any other means at any price, so long as such acquisition does not otherwise violate the terms of the Indenture; provided that all Notes redeemed or repurchased by the Company or such Subsidiary Guarantor may not be reissued or resold.

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Article 4
Covenants

Section 4.01. Payment of Notes. (a) The Company will pay the principal of, any premium on (if any) and interest, and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Not later than 11:00 a.m. (Hong Kong time) one Business Day prior to the Interest Payment Date, the due date of any principal on any Notes or the Tax Redemption Date pursuant to Section 3.01 (each a “Payment Date”), the Company will pay or cause to be paid to the account of the Paying and Transfer Agent at the Principal Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, an amount which shall be sufficient to pay the aggregate amount of principal, interest or premium or all of such amounts, as the case may be, becoming due in respect of the Notes on such Payment Date; provided that if the Company or any Affiliate of the Company is acting as Paying and Transfer Agent, it shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. In each case, the Company shall promptly notify the Trustee and the Paying and Transfer Agent of its compliance with this Section 4.01. The Company shall procure that, before 9:00 a.m. (London time) on the third Business Day before each Payment Date, the bank effecting payment for it has confirmed by electronic mail and PDF instructions attached to the Paying and Transfer Agent the payment instructions relating to such payment. The Trustee (or the Paying and Transfer Agent) shall not be liable to account for interest on money paid to it by the Company. Monies held by the Trustee or the Paying and Transfer Agent need not be segregated from other funds held by them, except as required by law.

(b)       An installment of principal, premium or interest will be considered paid on the date due if the Paying and Transfer Agent, other than the Company or any Affiliate of the Company, holds on that date money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying and Transfer Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

(c)       The Paying and Transfer Agent, which will include the Company or any Affiliate of the Company if it is acting as Paying and Transfer Agent, will make payments in respect of the Notes represented by the Global Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Paying and Transfer Agent will make all payments by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing (at the expense of the Company if the Company or any Affiliate of the Company is acting as paying agent) a check to each Holder’s registered address; provided that if the Company or any Affiliate of the Company is acting as Paying and Transfer Agent, it shall make such payment to the Holders as specified above. The Trustee (or the Paying and Transfer Agent) shall not be required to make any payments in respect of the Notes pursuant to this Indenture until it has received full payment of the relevant amounts in immediately available and cleared funds from the Company.

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(d)       At least 30 days prior to the first Payment Date and, if there has been any change with respect to the matters set forth in the below-mentioned certificate, at least 30 days prior to each Payment Date thereafter, the Company shall furnish the Paying and Transfer Agent with an Officers’ Certificate instructing the Paying and Transfer Agent as to any circumstances in which payments of principal of, or interest or premium on, the Notes due on such date shall be subject to deduction or withholding for, or on account of, any Taxes described in Section 4.21 and the rate of any such deduction or withholding. If any such deduction or withholding shall be required and if the Company therefore becomes liable to pay Additional Amounts, if any, pursuant to Section 4.21 then at least 30 days prior to each Payment Date, the Company shall furnish the Paying and Transfer Agent with a certificate which specifies the amount required to be withheld on such payment to Holders of the Notes, and the Additional Amounts, if any, due to the Holders of the Notes, and at least one Business Day prior to such Payment Date, will pay to the Paying and Transfer Agent such Additional Amounts, if any, as shall be required to be paid to such Holders.

(e)       Whenever the Company appoints a Paying and Transfer Agent other than the Trustee for the purpose of paying amounts due in respect of the Notes, it will cause such Paying and Transfer Agent to execute and deliver to the Trustee an instrument substantially in the form of Exhibit D hereof in which such agent shall agree with the Company, among other things, to be bound by and observe the provisions of this Indenture (including the Notes). The Company shall cause each Paying and Transfer Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying and Transfer Agent shall agree with the Trustee,

(i)       that it will hold all sums received by it as such Paying and Transfer Agent for the payment of the principal of, or premium or interest on, the Notes (whether such sums have been paid to it by or on behalf of the Company or by any other obligor on the Notes or the Subsidiary Guarantees) for the benefit of the Holders or of the Trustee;

(ii)       that it will as soon as possible give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes or the Subsidiary Guarantees) to make any payment of the principal of, or premium or interest on, the Notes and any other payments to be made by or on behalf of the Company under this Indenture, when the same shall be due and payable; and

(iii)       that it will pay any such sums so held by it to the Trustee upon the Trustee’s written request at any time during the continuance of a failure referred to in clause (ii) above.

Anything in this Section 4.01 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held by the Company or any Paying and Transfer Agent hereunder, as required by this Section 4.01 and such sums shall be held by the Trustee upon the trusts herein contained. If the Paying and Transfer Agent shall pay all sums held to the Trustee as required under this Section 4.01, the Paying and Transfer Agent shall have no further liability for the money so paid over to the Trustee.

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Anything in this Section 4.01 to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section 4.01 are subject to the provisions of Section 8.04.

Section 4.02. Maintenance of Office or Agency. (a) The Company will maintain in the Borough of Manhattan, the City of New York or in Hong Kong, an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company hereby initially designates the Principal Office as such office of the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.

(b)       The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each place where principal of, and interest or premium on, any Notes are payable. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)       The Company has initially appointed the Paying and Transfer Agent and Registrar listed in Exhibit G.

(d)       So long as any of the Notes remain outstanding, each of the Subsidiary Guarantors will maintain in the Borough of Manhattan, the City of New York or in Hong Kong an office or agency where notices and demands to or upon each of the Subsidiary Guarantors in respect of the Notes and the Subsidiary Guarantee or this Indenture may be served. Each of the Subsidiary Guarantors hereby initially designates the Principal Office as the office or agency for each such purpose. In case any of the Subsidiary Guarantors shall fail to maintain any such office or agency or shall fail to give notice of the location or of any change in the location thereof, presentations and demands may be made and notices may be served at the Trustee’s office.

Section 4.03. Government Approvals and Licenses; Compliance with Law. The Company will, and will cause each Restricted Subsidiary to, (a) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses, (b) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens; and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply with would not reasonably be expected to have a material adverse effect on (i) the business, results of operations or prospects of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Subsidiary Guarantor to perform its obligations under the Notes, this Indenture or the relevant Subsidiary Guarantee.

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Section 4.04. Payment of Taxes and other Claims. The Company will pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or its income or profits or property and (b) all material lawful claims for labor, materials and supplies that, if unpaid, would by law become a Lien upon the property of the Company or any Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements of the Company and the Subsidiaries.

Section 4.05. Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided that the Company and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) and any Non-Guarantor Subsidiary may Incur Permitted Subsidiary Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness or Permitted Subsidiary Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would not be less than 2.5 to 1.0. Notwithstanding the foregoing, the Company will not permit any Restricted Subsidiary to Incur any Disqualified Stock (other than Disqualified Stock held by the Company or a Subsidiary Guarantor, so long as it is so held).

(b)        Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur each and all of the following:

(i)       Indebtedness under the Notes (excluding any Additional Notes) and each Subsidiary Guarantee;

(ii)       Indebtedness of the Company or any Restricted Subsidiary outstanding on the Original Issue Date excluding Indebtedness permitted under Section 4.05(b)(iii); provided that such Indebtedness of Non-Guarantor Subsidiaries under this Section 4.05(b)(ii) shall be included in the calculation of Permitted Subsidiary Indebtedness;

(iii)       Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided that, (1) any event which results in (x) any Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or (y) any subsequent transfer of such Indebtedness (other than to the Company or any Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 4.05(b)(iii) and (2) if the Company is the obligor on such Indebtedness (and none of the Subsidiary Guarantors is the obligee), such Indebtedness must expressly be subordinated in right of payment to the Notes, and if any Subsidiary Guarantor is the obligor on such Indebtedness (and neither the Company nor any other Subsidiary Guarantor is the obligee), such Indebtedness must be expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor;

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(iv)       Indebtedness (“Permitted Refinancing Indebtedness”) of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have correlative meanings), then outstanding Indebtedness (or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with the Incurrence of such Permitted Refinancing Indebtedness) Incurred under the proviso in Section 4.05(a) above or Section 4.05(b)(i), Section 4.05(b)(ii), Section 4.05(b)(iv), Section 4.05(b)(xi), Section 4.05(b)(xiii), Section 4.05(b)(xiv), Section 4.05(b)(xv), Section 4.05(b)(xvi) or Section 4.05(b)(xix) and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided that (1) Indebtedness the proceeds of which are used to refinance the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or any Subsidiary Guarantee shall only be permitted under this Section 4.05(b)(iv) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or such Subsidiary Guarantee, as the case may be, or (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or such Subsidiary Guarantee, as the case may be, (2) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the final maturity date of the Notes and the Stated Maturity of the Indebtedness to be refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or more than 180 days after the final maturity date of the Notes, and (3) in no event may Indebtedness of the Company or any Subsidiary Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor;

(v)       Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to Hedging Obligations designed solely to protect the Company or any Restricted Subsidiary from fluctuations in interest rates, currencies or the price of commodities and not for speculation;

(vi)       any Pari Passu Guarantee;

(vii)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that, this Indebtedness is extinguished within five Business Days of Incurrence;

(viii)       Indebtedness of the Company or any Restricted Subsidiary in respect of workers’ compensation claims and claims arising under similar legislation, regulation or rule or in connection with self-insurance or similar requirements, in each case, in the ordinary course of business;

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(ix)       Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or any Restricted Subsidiary pursuant to such agreements, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of any of the Company’s or a Restricted Subsidiary’s business or assets for the purpose of financing an acquisition; provided that the maximum assumable liability in respect of all this Indebtedness shall at no time exceed the gross proceeds actually received by the Company and/or the relevant Restricted Subsidiary in connection with the disposition;

(x)       obligations with respect to letters of credit, bid, performance and surety bonds, completion guarantees or similar instruments provided by the Company or any Restricted Subsidiary securing obligations, entered into in the ordinary course of business, to the extent the letters of credit, bonds, guarantees or instruments are not drawn upon or, if and to the extent drawn upon is honored in accordance with its terms and, if to be reimbursed, is reimbursed no later than 30 days following receipt of a demand for reimbursement following payment on the letter of credit, bond, guarantee or instrument;

(xi)       Indebtedness of the Company or any Restricted Subsidiary incurred in the ordinary course of business:

(A)	representing Capitalized Lease Obligations; or

(B)	constituting purchase money Indebtedness incurred to finance all or any part of the purchase price of equipment, property or assets (including Vehicles) of the Company or any Restricted Subsidiary (including the purchase of Capital Stock of any Person holding such equipment, property or assets that is, or will upon such purchase become, a Restricted Subsidiary) or the cost of development, construction or improvement of equipment, property or assets to be used in the ordinary course of a Permitted Business by the Company or a Restricted Subsidiary;

provided that, (1) such purchase money Indebtedness shall not exceed the purchase price of such equipment, property or assets so acquired, (2) such purchase money Indebtedness shall be Incurred no later than 180 days after the acquisition of such equipment, property or assets or the completion of the development, construction or improvement of such equipment, property or assets, as the case may be, and (3) on the date of the Incurrence of any Indebtedness permitted by this clause, and after giving effect thereto, the sum of (x) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this Section 4.05(b)(xi) (together with any refinancings thereof) plus (y) the aggregate principal amount outstanding of all Indebtedness Incurred under Section 4.05(b)(xiii), Section 4.05(b)(xiv), Section 4.05(b)(xv) and Section 4.05(b)(xvi) (together with any refinancings thereof) does not exceed an amount equal to 30% of Total Assets;

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(xii)       Guarantees by the Company and any Restricted Subsidiary of any Indebtedness of the Company or any Restricted Subsidiary; provided that, the Indebtedness guaranteed is permitted to be Incurred under this Indenture (including Section 4.10);

(xiii)       Indebtedness of the Company or any Restricted Subsidiary with a maturity of one year or less used by the Company or any Restricted Subsidiary for working capital; provided that, on the date of the Incurrence of any such Indebtedness and after giving effect thereto, the sum of (1) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this Section 4.05(b)(xiii) (together with any refinancings thereof) plus (2) the aggregate principal amount outstanding of all Indebtedness Incurred under Section 4.05(b)(xi), Section 4.05(b)(xiv), Section 4.05(b)(xv) and Section 4.05(b)(xvi) (together with any refinancings thereof) does not exceed an amount equal to 30% of Total Assets;

(xiv)       Bank Deposit Secured Indebtedness Incurred by the Company or any Restricted Subsidiary; provided that, on the date of the Incurrence of any such Indebtedness and after giving effect thereto, the sum of (1) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this Section 4.05(b)(xiv) (together with any refinancings thereof) plus (2) the aggregate principal amount outstanding of all Indebtedness Incurred under Section 4.05(b)(xi), Section 4.05(b)(xiii), Section 4.05(b)(xv) and Section 4.05(b)(xvi) (together with any refinancings thereof) does not exceed an amount equal to 30% of Total Assets;

(xv)       Indebtedness Incurred by the Company or any Restricted Subsidiary constituting a Guarantee of Indebtedness of any Person (other than a Restricted Subsidiary) by the Company or such Restricted Subsidiary, provided that, on the date of the Incurrence of any such Indebtedness and after giving effect thereto, the sum of (1) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this Section 4.05(b)(xv) (together with any refinancings thereof) plus (2) the aggregate principal amount outstanding of all Indebtedness Incurred under Section 4.05(b)(xi), Section 4.05(b)(xiii), Section 4.05(b)(xiv) and Section 4.05(b)(xvi) (together with any refinancings thereof) does not exceed an amount equal to 30% of Total Assets;

(xvi)       Acquired Indebtedness of any Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary became a Restricted Subsidiary (other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of transactions pursuant to which a Person becomes a Restricted Subsidiary or (ii) otherwise in contemplation of a Person becoming a Restricted Subsidiary or any such acquisition); provided that, on the date of the Incurrence of any such Indebtedness and after giving effect thereto, the sum of (1) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this Section 4.05(b)(xvi) (together with any refinancings thereof) plus (2) the aggregate principal amount outstanding of all Indebtedness Incurred under Section 4.05(b)(xi), Section 4.05(b)(xiii), Section 4.05(b)(xiv) and Section 4.05(b)(xv) (together with any refinancings thereof) does not exceed an amount equal to 30% of Total Assets;

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(xvii)       Indebtedness (A) Incurred by a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in connection with a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Section 4.05 for so long as such Indebtedness shall be so recourse;

(xviii)       any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business; and

(xix)          Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount outstanding at any time (together with any refinancings thereof) not to exceed the greater of US$35.0 million (or the Dollar Equivalent thereof) and an amount equal to 3.0% of Total Assets.

(c)         For purposes of determining compliance with this Section 4.05, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including Indebtedness Incurred under the proviso in Section 4.05(a), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness in one or more types of Indebtedness described above.

(d)         For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness this Section 4.05, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.05, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.05 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

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Section 4.06. Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “Restricted Payments”):

(i)       declare or pay any dividend or make any distribution on or with respect to the Company’s or any Restricted Subsidiary’s Capital Stock (other than dividends or distributions payable or paid solely in shares of the Company’s or such Restricted Subsidiary’s Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Company or any Restricted Subsidiary;

(ii)       purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Persons other than the Company or any Restricted Subsidiary;

(iii)       make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any Restricted Subsidiary); or

(iv)       make any Investment, other than a Permitted Investment;

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)       a Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B)       the Company could not Incur at least US$1.00 of Indebtedness under the proviso in Section 4.05(a); or

(C)       such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Company and the Restricted Subsidiaries after the Measurement Date, shall exceed the sum (without duplication) of:

(1)       50% of the aggregate amount of the Consolidated Net Income of the Company (or, if the Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Measurement Date occurred and ending on the last day of the Company’s most recently ended fiscal quarter for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner and which may include internal consolidated financial statements) are available; plus

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(2)       100% of the aggregate Net Cash Proceeds received by the Company after the Measurement Date as a capital contribution to its common equity by, or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including any such Net Cash Proceeds received upon (A) the conversion by a Person who is not a Subsidiary of the Company of any Indebtedness (other than Subordinated Indebtedness) of the Company into Capital Stock (other than Disqualified Stock) of the Company, or (B) the exercise by a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock), in each case, after deducting the amount of any such Net Cash Proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Capital Stock of the Company; plus

(3)       the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Measurement Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable into Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the Incurrence of such Indebtedness; plus

(4)       an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made after the Measurement Date in any Person resulting from (A) payments of interest on Indebtedness, dividends or repayments of loans or advances by such Person, in each case, to the Company or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) after the Measurement Date, (B) the unconditional release of a Guarantee provided by the Company or a Restricted Subsidiary after the Measurement Date of an obligation of another Person, (C) to the extent that an Investment made after the Measurement Date is sold or otherwise liquidated or repaid for cash, the lesser of (x) cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment, (D) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments (other than Permitted Investments) made by the Company or a Restricted Subsidiary after the Measurement Date in any such Person, or (E) such Person becoming a Restricted Subsidiary but only to the extent such Investments made by the Company or any Restricted Subsidiary in such Person prior to such Person becoming a Restricted Subsidiary was a Restricted Payment made to the extent permitted under this Section 4.06(a)(iv)(C).

(b)       The foregoing provision shall not be violated by reason of:

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(i)       the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.06(a);

(ii)       the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(iii)       the redemption, repurchase or other acquisition of Capital Stock of the Company or any Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company or any Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.06(a)(iv)(C)(2);

(iv)       the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or a sale (other than to a Subsidiary of the Company) of, shares of the Capital Stock (other than Disqualified Stock) of the Company or any Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.06(a)(iv)(C)(2);

(v)       (x) the payment of any dividends or distributions declared, paid or made by a Restricted Subsidiary payable or (y) the redemption, repurchase, defeasance or other acquisition by a Restricted Subsidiary of any shares of its Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock), in each case, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Capital Stock of such Restricted Subsidiary, at least a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(vi)       (x) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided that, any such cash payment shall not be for the purpose of evading the limitation of this Section 4.06 (as determined in good faith by the Board of Directors of the Company) and (y) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(vii)       the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary held by an employee benefit plan of the Company or any Restricted Subsidiary, any current or former officer, director, consultant, or employee of the Company or any Restricted Subsidiary (or permitted transferees, estates or heirs of any of the foregoing); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed US$5.0 million (or the Dollar Equivalent thereof using the Original Issue Date as the date of determination) in any calendar year;

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(viii)       any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of (x) Disqualified Stock of the Company made by exchange for or out the Net Cash Proceeds of the substantially concurrent sale of Disqualified Stock of the Company or (y) Preferred Stock of a Restricted Subsidiary made by exchange for or out the Net Cash Proceeds of the substantially concurrent sale of Preferred Stock of a Restricted Subsidiary, that, in each case, is permitted to be incurred pursuant to Section 4.05; provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.06(a)(iv)(C); or

(ix)       any Restricted Payment in an aggregate amount, taken together with all other Restricted Payments made in reliance on this Section 4.06(b)(ix), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of Section 4.06(b)(ii), Section 4.06(b)(iii) and Section 4.06(b)(iv), no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein. All Restricted Payments made pursuant to this Section 4.06(b) (other than those made pursuant to Section 4.06(b)(i)) shall be excluded in calculating whether the conditions of Section 4.06(a)(iv)(C) have been met with respect to any subsequent Restricted Payments.

The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this Section 4.06 will be the Fair Market Value. The Board of Directors’ determination of the Fair Market Value of a Restricted Payment (other than cash) or any such assets or securities (other than cash) must be based upon an opinion or an appraisal issued by an accounting, appraisal or investment banking firm of recognized international standing if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Not later than the date of making any Restricted Payment (other than those made pursuant to Section 4.06(b)(v), Section 4.06(b)(vi), Section 4.06(b)(vii) and Section 4.06(b)(ix)) in excess of US$10.0 million (or the Dollar Equivalent thereof), the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.06 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

For purpose of determining compliance with this Section 4.06, in the event that an item of Investment meets the criteria of both Section 4.06(a) and clause (19) of the definition of “Permitted Investment” at any time, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Investment in any one or more of such paragraphs.

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Section 4.07. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or permit to exist any Lien of any nature whatsoever on any of its assets or properties of any kind, whether owned at the Original Issue Date or thereafter acquired, except Permitted Liens, unless the Notes are (or, in respect of any Lien on any Subsidiary Guarantor’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary is) secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien, for so long as such obligation or liability is secured by such Lien.

Section 4.08. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided below, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)       pay dividends or make any other distribution on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

(ii)       pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary;

(iii)       make loans or advances to the Company or any other Restricted Subsidiary; or

(iv)       sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary;

provided that it being understood that (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock; (ii) the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary; and (iii) the provisions contained in documentation governing Indebtedness requiring transactions between or among the Company and any Restricted Subsidiary or between or among any Restricted Subsidiary to be on fair and reasonable terms or on an arm’s length basis, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b)       The provisions of Section 4.08(a) do not apply to any encumbrances or restrictions:

(i)       existing in agreements as in effect on the Original Issue Date, or in the Notes, the Subsidiary Guarantees or this Indenture or under any Pari Passu Guarantee, or any extensions, refinancings, renewals or replacements of any of the foregoing agreements; provided that, the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii)       existing under or by reason of applicable law, rule, regulation or order;

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(iii)       with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(iv)       that otherwise would be prohibited under Section 4.08(a)(iv) if they arise, or are agreed to, in the ordinary course of business, and that (a) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (b) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (c) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of the Company or any Restricted Subsidiary in any material respect;

(v)       with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 4.05, Section 4.09 and Section 4.13;

(vi)       with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Indebtedness permitted under Section 4.05(b)(xi), Section 4.05(b)(xiv), Section 4.05(b)(xv), Section 4.05(b)(xvi), Section 4.05(b)(xvii) and Section 4.05(b)(xix) if, as determined by the Board of Directors, the encumbrances or restrictions are (A) customary for such type of agreement and (B) would not, at the time agreed to, be expected to materially and adversely affect the ability of the Company or any Subsidiary Guarantor to make required payment on the Notes or its Subsidiary Guarantee, as the case may be, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(vii)       existing in customary provisions in shareholders agreements, joint venture agreements and other similar agreements permitted under this Indenture, to the extent such encumbrance or restriction relates to the activities or assets of a Restricted Subsidiary that is a party to such joint venture and if (as determined in good faith by the Board of Directors) (i) the encumbrances or restrictions are customary for a joint venture or similar agreement of that type and (ii) the encumbrances or restrictions would not, at the time agreed to, be expected to materially and adversely affect (x) the ability of the Company to make the required payments on the Notes, or (y) any Subsidiary Guarantor to make required payments under its Subsidiary Guarantee;

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(viii)       customary provisions contained in agreements evidencing Liens incurred in accordance with Section 4.07 that limit the right of the debtor to dispose of the assets which are subject to the Liens;

(ix)       restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(x)       existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Indenture at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Unrestricted Subsidiary or its subsidiaries or the property or assets of such Unrestricted Subsidiary or its subsidiaries, and any extensions, refinancing, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced.

Section 4.09. Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including in each case, options, warrants or other rights to purchase shares of such Capital Stock) except:

(a)       to the Company or a Wholly Owned Restricted Subsidiary or, in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, pro rata to its shareholders or incorporators or on a basis more favorable to the Company;

(b)       to the extent such Capital Stock represents director’s qualifying shares or is required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary;

(c)       the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale); provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds of such issuance or sale in accordance with Section 4.13 to the extent required thereunder; and

(d)       the issuance or sale of Capital Stock of a Restricted Subsidiary if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer be a Restricted Subsidiary and any remaining Investment in such Person would have been permitted to be made under Section 4.06 if made on the date of such issuance or sale; provided that the Company complies with Section 4.13 to the extent required thereunder.

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Section 4.10. Limitation on Issuances of Guarantees by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Subsidiary Guarantor, unless (1)(x) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary and (y) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full or (2) such Guarantee and such Guaranteed Indebtedness are permitted by Section 4.05(b)(ii), Section 4.05(b)(iii) or Section 4.05(b)(xiv) (in the case of Section 4.05(b)(xiv), with respect to the Guarantee provided by the Company or any Restricted Subsidiary through the pledge of one or more bank accounts to secure any Bank Deposit Secured Indebtedness) or Section 4.05(b)(iv) to the extent such Permitted Refinancing Indebtedness is in respect of a Guarantee and Guaranteed Indebtedness Incurred pursuant to Section 4.05(b)(ii) or Section 4.05(b)(xiv), as applicable.

(b)       If the Guaranteed Indebtedness (i) ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness will rank pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (ii) is subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Subsidiary Guarantee.

Section 4.11. Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a)       the Company or such Restricted Subsidiary, as the case may be, could have (i) Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under Section 4.05 and (ii) incurred a Lien to secure such Attributable Indebtedness pursuant to Section 4.07, in which case, the corresponding Indebtedness shall be deemed Incurred and the corresponding Lien will be deemed incurred pursuant to those provisions;

(b)       the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(c)       the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company or such Restricted Subsidiary, as the case may be, applies the proceeds of such transaction in compliance with Section 4.13.

Section 4.12. Repurchase of Notes Upon a Change of Control Triggering Event. (a) Not later than 30 days following a Change of Control Triggering Event, the Company will make an Offer to Purchase all outstanding Notes (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but not including) the Offer to Purchase Payment Date.

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(b)       The Company will timely repay all Indebtedness or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit a Change of Control Offer required to be made pursuant to this Section 4.12.

(c)       The Trustee shall not be required to take any steps to ascertain whether a Change of Control Triggering Event or any event which could lead to the occurrence of a Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d)       Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the same manner, at the same time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to Section 3.02, unless and until there is a default in payment of the applicable redemption price.

Section 4.13. Limitation on Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i)       the consideration received by the Company or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of (determined on the date of the contractual arrangement for such Asset Sale); and

(ii)       at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets (as defined below); provided that in the case of an Asset Sale in which the Company or such Restricted Subsidiary receives Replacement Assets involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), the Company shall deliver to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary of such Asset Sale from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized international standing. For purposes of this provision, each of the following will be deemed to be cash:

(1)       any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that releases the Company or such Restricted Subsidiary, as the case may be, from further liability; and

(2)       any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are promptly, but in any event within 180 days of closing, converted by the Company or such Restricted Subsidiary, as the case may be, into cash, to the extent of the cash received in that conversion.

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(b)       Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Cash Proceeds to:

(i)       permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary or any Indebtedness of a Restricted Subsidiary that was secured by the assets that were the subject of such Asset Sale (and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) in each case, owing to a Person other than the Company or a Restricted Subsidiary; or

(ii)       develop or acquire properties and assets (other than current assets) that replace the properties and assets that were the subject of such Asset Sale or that will be used in the Permitted Businesses, including any shares of Capital Stock in a Person holding such properties or assets that is primarily engaged in a Permitted Business (‘‘Replacement Assets’’); provided that this Section 4.13(b)(ii) shall be satisfied if the Company or such Restricted Subsidiary (i) enters into a definitive agreement committing to invest the relevant amount to develop or acquire Replacement Assets within 360 days of the receipt of such Net Cash Proceeds and (ii) actually invests such amount to develop or acquire Replacement Assets within 180 days after the 360 day period;

provided further that, pending the application of Net Cash Proceeds in accordance with Section 4.13(b)(i) or Section 4.13(b)(ii), such Net Cash Proceeds may be temporarily invested only in cash or Temporary Cash Investments.

(c)       Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 4.13(b) shall constitute “Excess Proceeds.” Excess Proceeds of less than US$10.0 million (or the Dollar Equivalent thereof) shall be carried forward and accumulated. When accumulated Excess Proceeds exceed US$10.0 million (or the Dollar Equivalent thereof), within ten days thereof, the Company must make an Offer to Purchase Notes having a principal amount equal to:

(i)       accumulated Excess Proceeds, multiplied by

(ii)       a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes and (y) the denominator of which is equal to the outstanding principal amount of the Notes and all pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest US$1,000.

(d)       The offer price in any Offer to Purchase shall be equal to 100% of the principal amount plus accrued and unpaid interest to (but not including) the date of purchase, and shall be payable in cash.

(e)       If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes (and any other pari passu Indebtedness) tendered in (or required to be prepaid or redeemed in connection with) such Offer to Purchase exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the Notes and such other pari passu Indebtedness tendered. Upon completion of each Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

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Section 4.14. Limitation on Transactions with Shareholders and Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with (x) any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or (y) any Affiliate of the Company (each an “Affiliate Transaction”), unless:

(i)       the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Company or the relevant Restricted Subsidiary with a Person that is not such a holder or an Affiliate of the Company; and

(ii)       the Company delivers to the Trustee:

(A)       with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.14 and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)       with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof) (other than any acquisition of Vehicles by the Company or a Restricted Subsidiary from Crawford, so long as such acquisition is entered into in the ordinary course of business), in addition to the Board Resolution required in clause (A) above, an opinion issued by an accounting, appraisal or investment banking firm of recognized international standing as to the fairness to the Company or such Restricted Subsidiary, as the case may be, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized international standing.

(b)       The limitation set forth in Section 4.14(a) does not limit, and shall not apply to:

(i)       any employment or compensation agreement (whether based in cash or securities), officer or director indemnification agreement, severance or termination agreement or any similar arrangement entered into by the Company or any Restricted Subsidiary with their respective officers, directors or employees and payments pursuant thereto, including the payment of reasonable fees and reimbursement of expenses, in each case, in the ordinary course of business;

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(ii)       transactions between or among the Company and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries;

(iii)       any Restricted Payment (other than a Permitted Investment) not prohibited by Section 4.06;

(iv)       any sale of Capital Stock (other than Disqualified Stock) of the Company; and

(v)       the payment of compensation to officers and directors of the Company or any Restricted Subsidiary pursuant to an employee stock or share option scheme, so long as such scheme is in compliance with the listing rules of the New York Stock Exchange.

In addition, the requirements of Section 4.14(a)(ii) above shall not apply to (A) transactions pursuant to agreements in effect on the Original Issue Date and described in the offering memorandum of the Company dated August 3, 2017 regarding the Notes, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement in effect on the Original Issue Date, and (B) any transaction between or among (1) the Company, any Wholly Owned Restricted Subsidiary and any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary or (2) the Company or a Restricted Subsidiary; provided that, in the case of clause (B), (a) such transaction is entered into in the ordinary course of business and (b) none of the minority shareholders or minority partners of or in such Restricted Subsidiary is a Person described in clauses (x) or (y) of the first paragraph of Section 4.14(a)(other than by reason of such minority shareholder or minority partner being an officer or director of such Restricted Subsidiary).

Section 4.15. Limitation on Business Activities. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than Permitted Businesses; provided that, the Company or any Restricted Subsidiary may own Capital Stock of an Unrestricted Subsidiary or joint venture or other entity that is engaged in a business other than Permitted Businesses as long as any Investment therein was not prohibited under Section 4.06.

Section 4.16. Use of Proceeds. The Company shall not, and shall not permit any Restricted Subsidiary to, use the net proceeds from the sale of the Notes issued and sold on the Original Issue Date, in any amount, for any purpose other than (a) as specified under the caption “Use of Proceeds” in the offering memorandum of the Company dated August 3, 2017 (or in the case of Additional Notes, the offering document relating to the sale of such Additional Notes) and (b) pending the application of all of such net proceeds in such manner, to invest the portion of such net proceeds not yet so applied in cash or Temporary Cash Investments.

Section 4.17. Maintenance of Insurance. The Company shall, and shall cause its Restricted Subsidiaries to, maintain insurance with reputable and financially sound carriers against such risks and in such amounts as is customarily carried by similarly situated businesses, including, without limitation, property and casualty insurance.

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Section 4.18. Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i)       no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii)       such Restricted Subsidiary does not own any Disqualified Stock of the Company or any Subsidiary Guarantor or Disqualified or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or hold any Indebtedness of, or any Lien on any property of, the Company or any Restricted Subsidiary, if such Disqualified or Preferred Stock or Indebtedness could not be Incurred under Section 4.05 or such Lien would violate Section 4.07;

(iii)       such Restricted Subsidiary does not own any Voting Stock of another Restricted Subsidiary, and all of its Subsidiaries are Unrestricted Subsidiaries or are being concurrently designated to be Unrestricted Subsidiaries in accordance with this Section 4.18(a);

(iv)       none of the Company or any Restricted Subsidiary Guarantees or provides credit support for the Indebtedness of such Restricted Subsidiary; and

(v)       the Investment deemed to have been made thereby in such newly designated Unrestricted Subsidiary and each other newly designated Unrestricted Subsidiary being concurrently redesignated would be permitted to be made under Section 4.06.

(b)       The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)       no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii)       any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which shall be deemed to have been Incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred under Section 4.05;

(iii)       any Lien on the property of such Unrestricted Subsidiary at the time of such designation which shall be deemed to have been incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be incurred under Section 4.07;

(iv)       such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary); and

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(v)       if such Restricted Subsidiary is not organized under the laws of the PRC, such Restricted Subsidiary shall upon such designation execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor.

(c)       Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

Section 4.19. Anti-Layering. The Company shall not Incur, and shall not permit any Subsidiary Guarantor to Incur, any Indebtedness if such Indebtedness is contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Subsidiary Guarantees, on substantially identical terms; provided that this requirement does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Indebtedness.

Section 4.20. Provision of Financial Statements and Reports. (a) So long as any of the Notes remain outstanding, the Company shall file with the Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the United States Securities and Exchange Commission or the New York Stock Exchange or any other recognized exchange on which the Company’s common shares are at any time listed for trading, true and correct copies of any financial or other report in the English language filed with such commission or exchange; provided that if at any time the Company ceases to be subject to the periodic reporting requirements under the Exchange Act or its Common Stock ceases to be listed for trading on a recognized stock exchange, the Company will file with the Trustee and furnish to the Holders:

(i)       as soon as they are available, but in any event within 90 calendar days after the end of the fiscal year of the Company, copies of the financial statements (on a consolidated basis and in the English language) of the Company in respect of such financial year (including a statement of income, balance sheet and cash flow statement) prepared in accordance with GAAP and audited by a member firm of an internationally recognized firm of independent accountants;

(ii)       as soon as they are available, but in any event within 45 calendar days after the end of the second financial quarter of the Company, copies of the financial statements (on a consolidated basis and in the English language) of the Company in respect of such half-year period (including a statement of income, balance sheet and cash flow statement) prepared in accordance with GAAP and reviewed by a member firm of an internationally recognized firm of independent accountants; and

(iii)       as soon as they are available, but in any event within 45 calendar days after the end of each of the first and third financial quarters of the Company, copies of the unaudited financial statements (on a consolidated basis and in the English language) of the Company, including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Company, together with a certificate signed by the person then authorized to sign financial statements on behalf of the Company to the effect that such financial statements are true in all material respects and present fairly the financial position of the Company as at the end of, and the results of its operations for, the relevant quarterly period.

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(b)       In addition, so long as any Note remains outstanding, the Company shall provide to the Trustee (i) within 120 days after the close of each fiscal year ending after the Original Issue Date, an Officers’ Certificate stating the Fixed Charge Coverage Ratio with respect to the four most recent fiscal quarters and showing in reasonable detail the calculation of the Fixed Charge Coverage Ratio, including the arithmetic computations of each component of the Fixed Charge Coverage Ratio, with a certificate from the Company’s external auditors verifying the accuracy and correctness of the calculation and arithmetic computation; provided that the Company shall not be required to provide such auditor certificate if its external auditors refuse to provide such certificate as a result of a policy of such external auditors not to provide such certificate; and (ii) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.

(c)       [Reserved]

(d)       Delivery of these reports and information to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.21. Additional Amounts. (a) All payments of principal of, and premium (if any) and interest on the Notes or under the Subsidiary Guarantees shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person or the applicable Subsidiary Guarantor is organized or resident for tax purposes or any political subdivision or taxing authority thereof or therein (each, as applicable, a “Relevant Taxing Jurisdiction”) or any jurisdiction through which payment is made by or on behalf of the Company, a Surviving Person or the applicable Subsidiary Guarantor, as the case may be, or any political subdivision or taxing authority thereof or therein (together with the Relevant Taxing Jurisdictions, the “Relevant Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company, a Surviving Person or the applicable Subsidiary Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holder of each Note, of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(i)       for or on account of:

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(A)       any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(1)       the existence of any present or former connection between the Holder or beneficial owner of such Note and the Relevant Jurisdiction other than merely holding such Note or the receipt of payments thereunder or under a Subsidiary Guarantee, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)       the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period; or

(3)       the failure of the Holder or beneficial owner to comply with a timely request of the Company, a Surviving Person or any Subsidiary Guarantor addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(B)       any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(C)       any tax, duty, assessment or other governmental charge to the extent such tax, duty, assessment or other governmental charge results from the presentation of the Note (where presentation is required) for payment and the payment can be made without such withholding or deduction by the presentation of the Note for payment elsewhere;

(D)       any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (“FATCA”), any current or future U.S. Treasury Regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA (an “IGA”), any law, regulation or other official guidance implementing FATCA or an IGA, or any agreement with the U.S. Internal Revenue Service under FATCA;

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(E)       any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium on the Notes or payments under the Subsidiary Guarantees; or

(F)       any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (A), (B), (C), (D) and (E); or

(ii)       to a Holder that is a fiduciary, partnership, limited liability company or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included for tax purposes in the income under the laws of a Relevant Jurisdiction of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or limited liability company or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the Holder thereof.

(b)       The Company shall (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company shall make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from the Relevant Jurisdiction imposing such taxes. The Company shall furnish to the Holders and the Trustee, within 90 days after the date the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

(c)       At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or any Subsidiary Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be as soon as practicable thereafter), the Company or such Subsidiary Guarantor shall deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts shall be payable and the amounts so payable and shall set forth such other information necessary to enable the Paying and Transfer Agent to pay such Additional Amounts to the Holders on such payment date.

(d)       In addition, the Company shall pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Notes, or any documentation with respect thereto (other than such taxes imposed on a transfer of Notes other than the initial resale by the Initial Purchasers).

(e)       Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note or under any Subsidiary Guarantee, such mention shall be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

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Section 4.22. No Payments for Consents. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Subsidiary Guarantee unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to such consent, waiver or amendment. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes in connection with an exchange or tender offer, the Company and any Restricted Subsidiary may exclude (i) Holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in Rule 501 under the Securities Act, and (ii) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Company or any Restricted Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case, as determined by the Company in its sole discretion.

Section 4.23. Suspension of Certain Covenants. (a) If on any date following the date of this Indenture, the Notes have a rating of Investment Grade from both Rating Agencies and no Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have a rating of Investment Grade from either of the Rating Agencies, the following provisions of this Indenture shall be suspended:

(1)       Section 4.05,

(2)       Section 4.06,

(3)       Section 4.08,

(4)       Section 4.09

(5)       Section 4.10,

(6)       Section 4.11,

(7)       Section 4.13, and

(8)       Section 4.15.

(b)       During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 4.18 or the definition of “Unrestricted Subsidiary.”

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(c)       All covenants suspended pursuant to Section 4.23(a) above shall be reinstituted and apply according to their terms as of and from the first day on which a Suspension Event ceases to be in effect. Such covenants shall not, however, be of any effect with regard to actions of the Company or any Restricted Subsidiary properly taken in compliance with the provisions of this Indenture during the continuance of the Suspension Event, and following the reinstatement of the covenants (1) the calculations under Section 4.06 shall be made as if the covenant thereunder had been in effect since the date of this Indenture, except that no Default shall be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended and (2) all Indebtedness Incurred during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.05(b)(ii). Upon any reinstatement of the covenants, the amount of Excess Proceeds shall be reset at zero.

Article 5
Consolidation, Merger and Sale of Assets

Section 5.01. Consolidation, Merger and Sale of Assets. (a) The Company shall not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless each of the following conditions is satisfied:

(i)       (a) the Company shall be the continuing Person, or (b) the Person (if other than it) formed by such consolidation or merger, or with or into which the Company consolidated or merged, or that acquired or leased such property and assets (the “Surviving Person”) shall be (x) a corporation organized and validly existing under the laws of the British Virgin Islands, the Cayman Islands or Hong Kong and (y) shall expressly assume, by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of the Company under this Indenture and the Notes, including the obligation to pay Additional Amounts with respect to any jurisdiction (or any political subdivision or taxing authority thereof or therein) in which it is organized or resident for tax purposes or from or through which payment is made, and this Indenture and the Notes shall remain in full force and effect;

(ii)       immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii)       immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, could Incur at least US$1.00 of Indebtedness under the proviso in Section 4.05(a);

(iv)       the Company shall deliver to the Trustee (A) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and (B) an Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this Section 5.01(a) and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with;

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(v)       each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction described under this Article 5, shall execute and deliver a supplemental indenture to this Indenture confirming that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person, as the case may be, in accordance with the Notes and this Indenture; and

(vi)       no Rating Decline shall have occurred.

(b)       No Subsidiary Guarantor shall consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Subsidiary Guarantor and its Restricted Subsidiaries (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to another Person (other than the Company or another Subsidiary Guarantor) unless each of the following conditions is met:

(i)       such Subsidiary Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger, or with or into which the Subsidiary Guarantor consolidated or merged, or that acquired or leased such property and assets shall be the Company, another Subsidiary Guarantor or shall become a Subsidiary Guarantor concurrently with the transaction in accordance with this Indenture;

(ii)       immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii)       immediately after giving effect to such transaction on a pro forma basis, the Company could Incur at least US$1.00 of Indebtedness under the proviso in Section 4.05(a);

(iv)       the Company shall deliver to the Trustee (A) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and (B) an Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this provision and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with; and

(v)       no Rating Decline shall have occurred;

provided that this Section 5.01(b) shall not apply to any sale or other disposition that complies with Section 4.13 or any Subsidiary Guarantor whose Subsidiary Guarantee is unconditionally released in accordance with Section 10.11.

(c)       The foregoing requirements in this Section 5.01 shall not apply to a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger. Nothing in this Indenture will prevent the Company from consolidating or otherwise combining with or merging into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company or reincorporating the Company in another jurisdiction, in each case, in compliance with Section 5.01(a)(i).

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Section 5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company or a Subsidiary Guarantor in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the Surviving Person or Person formed by such consolidation or into or with which the Company or the relevant Subsidiary Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or such “Subsidiary Guarantor,” as the case may be, shall refer instead to the Surviving Person or such Person and not to the Company or such Subsidiary Guarantor, as the case may be), and may exercise every right and power of the Company or such Subsidiary Guarantor, as the case may be, under this Indenture with the same effect as if such Surviving Person or such Person had been named as the Company or such Subsidiary Guarantor, as the case may be, herein; provided, however, that the predecessor Company or such Subsidiary Guarantor, as the case may be, shall not be relieved from the obligation to pay the principal of and interest on the Notes or the applicable Subsidiary Guarantee, as the case may be, except in the case of a sale of all of the Company’s or such Subsidiary Guarantor’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

Article 6
Default and Remedies

Section 6.01. Events of Default. Each of the following events is an “Event of Default”:

(a)       default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)       default in the payment of interest or Additional Amounts on any Note when the same becomes due and payable, and such default continues for a period of 30 consecutive days;

(c)       default in the performance or breach of the provisions of Article 5 or the failure by the Company to make or consummate an Offer to Purchase in the manner described under Section 4.12 or Section 4.13;

(d)       the Company or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture or under the Notes (other than a default specified in Section 6.01(a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e)       there occurs with respect to any Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of US$20.0 million (or the Dollar Equivalent thereof) or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (ii) a failure to make a principal payment when due and payable;

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(f)       one or more final judgments or orders for the payment of money are rendered against the Company or any Restricted Subsidiary and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed US$20.0 million (or the Dollar Equivalent thereof) (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g)       an involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for any substantial part of the property and assets of the Company or any Significant Subsidiary and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company or any Significant Subsidiary under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(h)       the Company or any Significant Subsidiary, (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors (other than, in each case under (ii), any of the foregoing that arises from any solvent liquidation or restructuring of a Significant Subsidiary in the ordinary course of business that shall result in the net assets of such Significant Subsidiary being transferred to or otherwise vested in the Company or any Restricted Subsidiary on a pro rata basis or on a basis more favorable to the Company); or

(i)       any Subsidiary Guarantor denies or disaffirms in writing its obligations under its Subsidiary Guarantee or, except as permitted by this Indenture, any Subsidiary Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

Section 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or 6.01(h)) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders, subject to being indemnified and/or secured to its satisfaction, shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest on the Notes shall be immediately due and payable. If an Event of Default specified in Section 6.01(g) or 6.01(h) occurs with respect to the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

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Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or, to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04. Waiver of Past Defaults. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may on behalf of all the Holders waive all past defaults and rescind and annul a declaration of acceleration and its consequences if: (a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security is assured to it. Prior to taking any action under this Indenture, the Trustee will be entitled to security and/or indemnification satisfactory to it in its sole and absolute discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06. Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture or the Notes unless:

(a)       the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)       the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

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(c)       such Holder or Holders offer the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liability or expense, to be incurred in compliance with such written request;

(d)       the Trustee does not comply with the request within (x) 60 days after receipt of the written request pursuant to Section 6.06(b) or (y) 60 days after the receipt of the offer of indemnity and/or security pursuant to Section 6.06(c), whichever occurs later; and

(e)       during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a written direction that is inconsistent with the request.

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding anything to the contrary in this Article 6, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or any payment under any Subsidiary Guarantee, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Compliance Certificate. The Company shall submit an Officers’ Certificate to the Trustee, in substantially the form attached hereto as Exhibit F, on or before a date not more than 120 days after the end of each fiscal year ending after the Original Issue Date, that a review has been conducted of the activities of the Company and the Restricted Subsidiaries and the Company’s and the Restricted Subsidiaries’ performance under this Indenture and that the Company and each Restricted Subsidiary have fulfilled all of their respective obligations hereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company shall also be obligated to notify the Trustee in writing of any default or defaults in the performance of any covenants or agreements under this Indenture.

Section 6.09. Collection Suit by Trustee. If an Event of Default in payment specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount remaining unpaid, together with interest on overdue principal or premium and, to the extent lawful, overdue installments of interest, in each case, at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the compensation of and properly incurred expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee hereunder.

Section 6.10. Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder) and the Holders allowed in any judicial proceedings relating to the Company or any Subsidiary Guarantor or their respective creditors or property, and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee hereunder. Nothing in this Indenture shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

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Section 6.11. Priorities. The Trustee agrees that if it collects any money pursuant to this Indenture, it shall pay out the money in the following order:

First, to the Trustee and the Agents to the extent necessary to reimburse the Trustee and Agents for any fees, costs, charges, liabilities and expenses incurred in connection with the collection or distribution of such amounts held or realized and in connection with carrying out their respective functions under the Indenture (including legal fees and expenses properly incurred) and all the indemnification payments for which the Trustee and the Agents are entitled to under the Indenture;

Second, to the Trustee for the benefit of Holders; and

Third, any surplus remaining after such payments will be paid to the Company or to whomever may be lawfully entitled thereto.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, any Subsidiary Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, any Subsidiary Guarantors, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on the respective due dates, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

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Section 6.14. Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.15. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.16. Waiver of Stay, Extension or Usury Laws. Each of the Company and Subsidiary Guarantors covenants, to the extent that it may lawfully do so, that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Subsidiary Guarantor, as the case may be, from paying all or any portion of the principal of, or premium or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. Each of the Company and Subsidiary Guarantors hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.17. No Duty of Trustee to Ascertain Default. The Trustee is not obligated to do anything to ascertain whether any Event of Default or Default has occurred or is continuing and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so. The Trustee may assume that no such event has occurred (except when there is a default in payment of principal or interest on any Note or failure by the Company to provide its annual compliance certificate to the Trustee) and that the Company and the Subsidiary Guarantors are performing all of their obligations under this Indenture and the Notes unless the Trustee has received written notice of the occurrence of such event or facts establishing that a Default or an Event of Default has occurred or that the Company and the Subsidiary Guarantors are not performing all of their obligations under this Indenture and/or the Notes.

Article 7
The Agents

Section 7.01. General. (a)The duties and responsibilities of the Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article 7.

(b)       Except during the continuance of an Event of Default, the Trustee shall perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee. In case an Event of Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Trustee shall act only upon the written direction of the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding, subject to its receiving indemnity and/or security to its satisfaction.

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(c)       Should the Trustee become a creditor of the Company or any of the Subsidiary Guarantors, rights of the Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Trustee in respect of any such claims as security or otherwise shall be limited. The Trustee is permitted to engage in other transactions with the Company and its Affiliates and profit therefrom, without being obliged to account for such profit; provided, however, that if it acquires any conflict of interest, it must eliminate such conflict or resign.

(d)       No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct or fraud, except that the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05.

(e)       The Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Indenture or any other agreement or other document entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, legality, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced. Each Holder shall be solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Company and any Subsidiary Guarantor, and the Trustee shall not at any time have any responsibility for the same and each Holder shall not rely on the Trustee in respect thereof.

(f)       The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any of the provisions in this Indenture or the financial performance of the Company and the Subsidiary Guarantors, and shall be entitled to assume that the Company and the Subsidiary Guarantors are in compliance with all the provisions of this Indenture, including each of the exhibits attached hereto, unless notified to the contrary in writing.

Section 7.02. Certain Rights of Trustee and Other Agents. Subject to Section 7.01:

(a)       In the absence of bad faith on its part, the Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

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(b)       Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel conforming to Sections 11.04 and 11.05 and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)       The Trustee may act through its delegates, attorneys and agents and shall not be responsible for the misconduct or negligence or acts or omissions or for supervising or monitoring of any delegate, attorney or agent appointed with due care by it hereunder. To the extent an agent has been named by the Trustee in connection with this Indenture, the parties hereto shall cooperate to ensure that such agent can perform the duties for which it was appointed. Upon an Event of Default, the Trustee shall be entitled to require, by notice in writing, all Agents to act solely in accordance with its directions.

(d)       The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the written request or direction of any of the Holders, unless such Holders have offered to the Trustee security and/or indemnity satisfactory to it against any cost, loss, liability or expenses that might be suffered or incurred by it in compliance with such request or direction.

(e)       The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.02 or 6.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(f)       The Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g)       No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives security and/or indemnity satisfactory to it against any loss, liability or expense.

(h)       If any Subsidiary Guarantor makes payments pursuant to Article 10, the Company shall promptly notify the Trustee, the Depositary and the Agent Members through which the Notes are traded of such payments.

(i)       The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate.

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(j)       In connection with the exercise by it of its trusts, powers, authorities or discretions (including, without limitation, any modification, waiver, authorization or determination), the Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Company, the Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders, except to the extent already provided in Section 4.21 and/or any undertaking given in addition to, or in substitution for, Section 4.21 pursuant to this Indenture.

(k)       Subject to Section 6.02, in the event the Trustee receives inconsistent or conflicting requests and indemnity and/or security from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, the Trustee is entitled to (x) follow instructions from Holders representing the larger aggregate principal amount of Notes then outstanding or (y) in the event the aggregate principal amount of Notes then outstanding represented by each of the two or more groups of Holders is equal, the Trustee is entitled to seek and follow instructions from the Holders of a majority in aggregate principal amount of all Notes then outstanding, and, in each such case, the Trustee, in its sole and absolute discretion, may determine what action, if any, will be taken.

(l)       Under no circumstance will the Trustee be liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, even if the Trustee has been advised of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(l) shall survive the termination or discharge of this Indenture, the redemption or maturity of the Notes and the termination of appointment of the Trustee.

(m)       Notwithstanding anything else herein contained, the Trustee may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the laws of Hong Kong, the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation. Furthermore, the Trustee may also refrain from taking such action in any jurisdiction if it would otherwise render it liable to any person in that jurisdiction or if, in its opinion based upon legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

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(n)       Each of the Company and the Subsidiary Guarantors acknowledges that the Trustee and the Agents and their respective affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to, other parties with interests which each of the Company and the Subsidiary Guarantors may regard as conflicting with its interests, and may possess information (whether or not material to the Company and the Subsidiary Guarantors) other than as a result of the Trustee and/or the Agents acting as the Trustee and/or the Agents hereunder that the Trustee and/or the Agents may not be entitled to share with the Company and/or the Subsidiary Guarantors. The Agent Parties will not disclose confidential information obtained from the Company and the Subsidiary Guarantors (without their written consent) to any of the Trustee and/or the Agent’s such other customers or affiliates nor will they use on the Company and/or any Subsidiary Guarantor’s behalf any confidential information obtained from any such other customer. Without prejudice to the foregoing, each of the Company and the Subsidiary Guarantors agrees that the Agent Parties may deal (whether their its own or their customers’ account) in, or advise on, securities of such other customers and that such dealing or giving of advice will not constitute a conflict of interest for the purposes of the Notes, the Subsidiary Guarantees or this Indenture.

(o)       The Trustee will treat information relating to the Company and the Subsidiary Guarantors as confidential, but (unless consent is prohibited by law) the Company and the Subsidiary Guarantors consent to the transfer and disclosure by the Trustee of any information relating to the Company and the Subsidiary Guarantors to and between branches, subsidiaries, representative offices, affiliates and agents of the Trustee and third parties selected by any of them, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Trustee and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as required by any law, court regulator or legal process, provided that prompt notice is provided to the Company and the Subsidiary Guarantors (except in the case of regulatory inquiry or examination in the ordinary course of business, and otherwise to the extent practical and permitted by Applicable Law, regulation and Authority). For the purposes of this Section 7.02(o), “Applicable Law” means any law or regulation including, but not limited to: (a) any domestic or foreign statute or regulation and (b) any agreement entered into by the Trustee and any Authority or between any two or more Authorities; and “Authority” means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign.

(p)       The Trustee and the Agents may take and instruct any delegate or agent to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation or request of a public or regulatory authority or any policy of the Trustee or the Agents (including, but not limited to, know your client and other compliance policies) which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the Company’s, or any account of any Holder (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the Company’s account or any account of any Holder. In certain circumstances, such action may delay or prevent the processing of the instructions of the Company, the settlement of transactions over the Company’s account or any account of any Holder or the Trustee’s or the Agents’ performance of its obligations under this Indenture.

(q)       Neither the Trustee nor the Agents shall be responsible for determining whether any such taxes as are referred to in this Indenture are due and payable or for determining the amount of such taxes and neither the Trustee nor the Agents shall be liable to pay, or for any failure of the Company, the Subsidiary Guarantors or any Holder to pay such taxes.

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Section 7.03. Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship. Any Agent may do the same with like rights.

Section 7.04. Trustee’s Disclaimer. The Trustee (a) makes no representation as to the validity or adequacy of this Indenture, the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor, (b) is not accountable for the Company’s use or application of the proceeds from the Notes, (c) is not responsible for any statement in the Notes and (d) shall not have any responsibility for the Company’s or any Holder’s compliance with any state or U.S. federal securities law in connection with the Notes.

Section 7.05. Notice of Default. If any Default occurs and is continuing and is known to the Trustee, the Trustee shall send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after written notice is provided to the Trustee unless the Default has been cured. The Trustee and the Agents shall not be deemed to have knowledge of a Default or Event of Default unless and until it obtains written notification of such Default or Event of Default from the Company or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Default or Event of Default. The Trustee shall not be bound to enforce any provision of this Indenture unless it is directed in writing by the Holders to do so and unless it has received security and/or indemnity satisfactory to it.

Section 7.06. Compensation and Indemnity. (a) Each of the Company and the Subsidiary Guarantors agrees to be jointly and severally responsible for and shall pay the Trustee compensation as agreed upon in writing for its services. The compensation of the Trustee is not limited by any law on compensation of a trustee of an express trust. If an Event of Default shall have occurred and is continuing or if the Trustee is requested by the Company or the Subsidiary Guarantors to undertake duties which are outside the scope of the Trustee’s duties under this Indenture, the Company and the Subsidiary Guarantors shall be jointly and severally responsible for and shall pay such additional remuneration as the Company, the Subsidiary Guarantors and the Trustee may agree. The Company shall reimburse the Trustee upon request for all properly incurred out-of- pocket expenses, costs, disbursements and advances (including costs of collection) incurred or made by the Trustee, including the compensation of and properly incurred expenses, costs and disbursements of the Trustee’s agents and counsel and other Persons not regularly within its employ.

(b)       Each of the Company and the Subsidiary Guarantors agrees to be jointly and severally responsible for and shall indemnify the Trustee or any predecessor Trustee and their respective agents, employees, officers and directors for, and hold it harmless against, any loss, liability, taxes or expense incurred by it without gross negligence or willful misconduct or fraud on its part arising out of or in connection with the acceptance or administration of this Indenture and its duties under this Indenture, the Notes and the Subsidiary Guarantees, as the case may be, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes, (ii) the compensation, expenses, costs and disbursements of the Trustee’s agents and counsel and other Persons not regularly within the Trustee’s employ and (iii) all stamp, issue, documentary or such other similar taxes including interest and penalties incurred and paid by the Trustee and the Agents in any such jurisdiction in connection with any action taken by or on behalf of the Trustee or, as the case may be, the Holders, to enforce the Company’s or the Subsidiary Guarantors’ obligations under this Indenture, the Notes or the Subsidiary Guarantees.

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(c)       To secure the Company’s payment obligations in this Section 7.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest on particular Notes.

(d)       All compensation and indemnity payments made by the Company and/or the Subsidiary Guarantors to the Trustee for the sole account of the Trustee under this Indenture shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature (including related penalties, interest and other liabilities) (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of the Relevant Jurisdiction or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company or each Subsidiary Guarantor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made. If the Company or any Subsidiary Guarantor is so required by law or by regulation or governmental policy having the force of law to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to such payments to the Trustee, the Company shall pay such additional amounts as may be necessary so that the net amount received by the Trustee (including such additional amounts) after such withholding or deduction will not be less than the amount the Trustee would have received if such Taxes had not been withheld or deducted.

(e)       The Company and the Subsidiary Guarantors shall jointly and severally indemnify the Trustee, the Agents and the Holders and keep them indemnified against: (i) any liability incurred by any of them arising from the non-payment by the Company or the Subsidiary Guarantors of any amount due to the Trustee, the Agents or the Holders under this Indenture by reason of any variation in the rates of exchange between those used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Company or the Subsidiary Guarantors; and (ii) any deficiency arising or resulting from any variation in rates of exchange between (x) the date as of which the local currency equivalent of the amounts due or contingently due under this Indenture (other than this section) is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Company or the Subsidiary Guarantors and (y) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be reduced by any variation in rates of exchange occurring between the said final date and the date of any distribution of assets in connection with any such bankruptcy, insolvency or liquidation.

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(f)       This Section 7.06 shall survive the redemption or maturity of the Notes, the termination or discharge of this Indenture, and the termination of the appointment of the Trustee.

Section 7.07. Replacement of Trustee. (a)(i) The Trustee may resign at any time by providing 60 days’ prior written notice to the Company.

(ii)       The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by providing 60 days’ prior written notice to the Trustee.

(iii)       The Company may remove the Trustee if: (A) the Trustee is adjudged a bankrupt or an insolvent; (B) a receiver or other public officer takes charge of the Trustee or its property; or (C) the Trustee becomes incapable of acting.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)       If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Company. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee may, on behalf of and at the cost of the Company, appoint a successor Trustee of international repute or the retiring Trustee, the Company or the Holders of a majority in the aggregate principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c)       Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Company, (i) the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. Upon request of any successor Trustee, the Company shall execute any and all instruments for fully vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(d)       Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Consolidation, Merger, Conversion or Transfer. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Indenture) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

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Section 7.09. Money Held in Trust. The Trustee will not be liable for interest on any money received by it, except as it may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

Section 7.10. [Reserved].

Section 7.11. Appointment of Paying and Transfer Agent. The Company hereby appoints Deutsche Bank AG, Hong Kong Branch, as the Paying and Transfer Agent and Registrar with respect to the Notes, and Deutsche Bank AG, Hong Kong Branch hereby accepts such appointment. By accepting such appointment, Deutsche Bank AG, Hong Kong Branch agrees to be bound by and to perform the services with respect to itself set forth in the terms and conditions set forth in this Indenture and the Notes.

Article 8
Defeasance and Discharge

Section 8.01. Defeasance and Discharge of Indenture. (a) The Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Notes on the 183rd day after the deposit referred to in Section 8.01(a)(i) below has been made, and the provisions of this Indenture shall no longer be in effect with respect to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to (1) rights of registration of transfer and exchange of the Notes; (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes; (3) obligations to maintain paying agencies; (4) to pay Additional Amounts; and (5) the rights of the Holders as beneficiaries hereof with respect to the monies so deposited with the Trustee payable to all or any of them; provided that the following conditions shall have been satisfied:

(i)       the Company (A) has deposited with the Trustee, in trust, cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes and (B) has delivered to the Trustee an Opinion of Counsel or a certificate of an internationally recognized firm of independent accountants to the effect that the amount deposited by the Company is sufficient to provide payment for the principal of, premium, if any, and accrued interest on, the Notes on the Stated Maturity of such payment in accordance with the terms of this Indenture and an Opinion of Counsel to the effect that the Holders have a valid, perfected, exclusive Lien over such trust;

(ii)       the Company has delivered to the Trustee (A) either (x) an Opinion of Counsel (subject to customary assumptions and exclusions) of recognized standing with respect to U.S. federal income tax matters that is based on a change in applicable U.S. federal income tax law occurring after the Original Issue Date to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this Section 8.01 and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling directed to the Company or the Trustee received from the U.S. Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (B) an Opinion of Counsel of recognized standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

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(iii)       immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default (other than that resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith), shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith).

(b)       In the case of either discharge or defeasance of the Notes, each of the Subsidiary Guarantees shall terminate.

Section 8.02. Covenant Defeasance. (a) The Company shall not be obligated to comply with any term, provision or condition set forth in, and this Indenture shall no longer be in effect with respect to (i) Section 5.01(a)(iii), Section 5.01(a)(iv)(A), Section 5.01(a)(vi), Section 5.01(b)(iii), Section 5.01(b)(iv)(A) and Section 5.01(b)(v), (ii) Article 4, other than Section 4.03 and Section 4.19, and (b) Section 6.01(c) with respect to (i) Section 5.01(a)(iii), Section 5.01(a)(iv)(A), Section 5.01(a)(vi), Section 5.01(b)(iii), Section 5.01(b)(iv)(A) and Section 5.01(b)(v) and (ii) the other events set forth in such Section, Section 6.01(d) with respect to such other covenants and agreements specified therein and Sections 6.01(e) and 6.01(f) shall be deemed not to be Events of Default; provided the following conditions have been satisfied:

(a)       The Company has deposited with the Trustee, in trust, of cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes;

(b)       The Company has delivered to the Trustee an Opinion of Counsel of recognized standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

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(c)       immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default (other than that resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith), shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith); and

(d)       The Company has delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters, to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

Section 8.03. Application of Trust Money. Subject to Section 8.04, the Trustee shall hold in trust, the money or, U.S. Government Obligations deposited with it pursuant to Section 8.01 or 8.02, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and premium or interest on the Notes in accordance with the Notes and this Indenture. Such money and U.S. Government Obligations shall be segregated from other funds.

Section 8.04. Repayment to Company. Subject to Sections 6.11, 7.06, 8.01 and 8.02, the Trustee shall promptly pay to the Company upon written request by the Company in the form of an Officers’ Certificate any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money. The Trustee shall pay to the Company upon written request by the Company in the form of an Officers’ Certificate any money held for payment with respect to the Notes that remains unclaimed for two years, provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in New York City, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money shall be repaid to the Company. After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money shall cease.

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Section 8.05. Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be reinstated as though no such deposit in trust had been made. If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust. In the event the Company exercises its option to omit compliance with certain covenants and provisions of this Indenture with respect to the Notes as described in Section 8.02 and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of cash in U.S. dollars and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company and the Subsidiary Guarantors shall remain liable for such payments.

Article 9
Amendments, Supplements and Waivers

Section 9.01. Amendments without Consent of Holders. (a) The Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture without the consent of any Holder:

(i)       to cure any ambiguity, defect, omission or inconsistency in this Indenture or the Notes;

(ii)       to comply with Article 5;

(iii)       to evidence and provide for the acceptance of appointment by a successor Trustee;

(iv)       to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(v)       to provide collateral or add additional collateral to secure the Notes or any Subsidiary Guarantee;

(vi)       to effect any changes to this Indenture in a manner necessary to comply with the procedures of Euroclear or Clearstream;

(vii)       in any other case where a supplemental indenture to this Indenture is required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(viii)       to effect any changes to this Indenture in a manner necessary to comply with the procedures of the relevant clearing system;

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(ix)       to add any Subsidiary Guarantor or any Subsidiary Guarantee or release any Subsidiary Guarantor from any Subsidiary Guarantee as provided or permitted by the terms of this Indenture;

(x)       to conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of the Notes” section of the offering memorandum of the Company relating to the Notes dated August 3, 2017 to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees; or

(xi)       to make any change that would provide any additional right or benefit to Holders or that does not materially and adversely affect the rights of any Holder.

Section 9.02. Amendments with Consent of Holders. (a) The Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes may amend this Indenture, and the Holders of a majority in principal amount of the outstanding Notes may waive future compliance by the Company with any provision of this Indenture or the Notes; provided, however, that no such modification, amendment or waiver may, without the consent of each Holder affected thereby:

(i)       change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii)       reduce the principal amount of, or premium, if any, or interest on, any Note;

(iii)       change the place, currency or time of payment of principal of, or premium, if any, or interest on, any Note;

(iv)       impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;

(v)       reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture;

(vi)       waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(vii)       reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults;

(viii)       release any Subsidiary Guarantor from its Subsidiary Guarantee, except as provided in this Indenture;

(ix)       amend, change or modify any Subsidiary Guarantee in a manner that adversely affects the Holders;

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(x)       reduce the amount payable upon a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from an Asset Sale or change the time or manner by which a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from an Asset Sale may be made or by which the Notes must be repurchased pursuant to a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from an Asset Sale;

(xi)       change the redemption date or the redemption price of the Notes from that stated in Section 3.01 or Section 3.02;

(xii)       amend, change or modify the obligation of the Company or any Subsidiary Guarantor to pay Additional Amounts; or

(xiii)       amend, change or modify any provision of this Indenture or the related definition affecting the ranking of the Notes or any Subsidiary Guarantee in a manner which adversely affects the Holders.

(b)       It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(c)       An amendment, supplement or waiver under this Section 9.02 shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes. After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company shall send supplemental indentures to Holders upon request. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Section 9.03. Effect of Consent. (a) After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver shall bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

(b)       If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms. The Trustee may also place an appropriate notation on any Note thereafter authenticated. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.

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Section 9.04. Trustee’s and Agent’s Rights and Obligations. Each of the Trustee and the Agents is entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article is authorized or permitted by this Indenture and that such amendment, supplement or waiver constitutes the legal, valid and binding obligations of the party or parties executing such amendment, supplement or waiver, and an Officers’ Certificate stating that all conditions precedent have been complied with. If the Trustee or the Agents, as the case may be, has received such an Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Agents, as the case may be. Each of the Trustee and the Agents may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s or the Agents’ own rights, duties or immunities under this Indenture. The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated and indemnified are extended to, and shall be enforceable by, the Agent in each of its capacities under this Indenture.

Article 10
Subsidiary Guarantees

Section 10.01. The Subsidiary Guarantees. Subject to the provisions of this Article 10, each of the Subsidiary Guarantors (whether originally a signatory hereto or added pursuant to a supplemental indenture) hereby, jointly and severally, Guarantees as principal obligor to each Holder of a Note authenticated by the Registrar and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes and this Indenture.

Section 10.02. Guarantee Unconditional. The obligations of each Subsidiary Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, shall, subject to Section 10.03 and Section 10.11, not be released, discharged or otherwise affected by:

(a)       any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under this Indenture or any Note, by operation of law or otherwise;

(b)       any modification or amendment of or supplement to this Indenture or any Note, except to the extent of such modification, amendment, or supplement that is permitted by the terms of this Indenture;

(c)       any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, or its assets or any resulting release or discharge of any obligation of the Company contained in this Indenture or any Note;

(d)       the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

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(e)       any invalidity, irregularity or unenforceability relating to or against the Company or any other Subsidiary Guarantor for any reason of this Indenture or any Note;

(f)       any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 10.02, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantor’s obligations hereunder.

Section 10.03. Discharge; Reinstatement. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. All payments under the Subsidiary Guarantees shall be made in U.S. dollars.

Section 10.04. Waiver by Each Subsidiary Guarantor. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person. In particular, each Subsidiary Guarantor irrevocably waives its right to require the Trustee to pursue or exhaust the Trustee’s legal or equitable remedies against the Company prior to exercising the Trustee’s rights under the Subsidiary Guarantee.

Section 10.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article 10, the Subsidiary Guarantor making such payment shall be subrogated to the rights of the payee against the Company with respect to such obligation; provided that the Subsidiary Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Subsidiary Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Subsidiary Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07. Limitation on Amount of Subsidiary Guarantee. Notwithstanding anything to the contrary in this Article, each Subsidiary Guarantor, and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable law of any other jurisdiction. To effectuate that intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

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Section 10.08. Ranking of Subsidiary Guarantees. The Subsidiary Guarantee of each Subsidiary Guarantor: (a) is a general obligation of such Subsidiary Guarantor; (b) is effectively subordinated to all existing and future secured obligations of such Subsidiary Guarantor, to the extent of the value of the collateral serving as security therefor; (c) is senior in right of payment to all existing and future obligations of such Subsidiary Guarantor expressly subordinated in right of payment to the Subsidiary Guarantee; (d) ranks and will rank at least pari passu in right of payment with all other unsecured, unsubordinated indebtedness of such Subsidiary Guarantor (subject to any priority rights of such unsubordinated indebtedness pursuant to applicable law); and (e) effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries.

Section 10.09. Further Subsidiary Guarantors. (a) The Company shall, for the benefit of the Holders of the Notes, cause each of its future Restricted Subsidiaries (other than Persons organized under the laws of the PRC) after the Original Issue Date, as soon as practicable and in any event within 30 days after it becomes a Restricted Subsidiary, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such future Restricted Subsidiary shall Guarantee the payment of the Notes. Notwithstanding the foregoing sentence, the Company may elect to have any future Restricted Subsidiary organized outside the PRC not provide a Subsidiary Guarantee at the time such entity becomes a Restricted Subsidiary (such Restricted Subsidiaries, “Offshore Non-Guarantor Subsidiaries” and, together with the Initial Non-Guarantor Subsidiaries, the “Non-Guarantor Subsidiaries”); provided that, after giving effect to amount of Consolidated Assets of such Restricted Subsidiary, the Consolidated Assets of all Restricted Subsidiaries organized outside the PRC that are not Subsidiary Guarantors do not exceed 10% of Total Assets.

(b)       If, at any time, the Consolidated Assets of all Restricted Subsidiaries organized outside the PRC that are not Subsidiary Guarantors exceed 10% of Total Assets, the Company must cause one or more Offshore Non-Guarantor Subsidiaries to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Offshore Non-Guarantor Subsidiaries will guarantee the payment of the Notes such that the 10% limitation is complied with. Such supplemental indenture must be executed within 30 Business Days from the date of the most recent fiscal quarter for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner and which may include internal consolidated financial statements) are available.

(c)       Each Restricted Subsidiary that Guarantees the Notes after the Original Issue Date is referred to as a “Future Subsidiary Guarantor” and, upon execution of the applicable supplemental indenture to this Indenture, shall be a “Subsidiary Guarantor.”

Section 10.10. Execution and Delivery of Subsidiary Guarantee. The execution by each Subsidiary Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit E) evidences the Subsidiary Guarantee of such Subsidiary Guarantor, whether or not the person signing as an officer of the Subsidiary Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Registrar after authentication constitutes due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.

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Section 10.11. Release of the Subsidiary Guarantees. (a) A Subsidiary Guarantee given by a Subsidiary Guarantor shall be released upon:

(i)       repayment in full of the Notes;

(ii)       a defeasance or discharge as provided in Section 8.01;

(iii)       the designation by the Company of a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture; or

(iv)       the sale, disposition or merger of a Subsidiary Guarantor in compliance with the terms of this Indenture (including Section 4.09, 4.13 and 5.01) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (A) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Company’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (B) the proceeds from such sale, disposition or merger are used for the purposes permitted or required by this Indenture.

(b)       In addition, in the case of a Subsidiary Guarantor with respect to which the Company or any of its Restricted Subsidiaries is proposing to sell, whether through the sale of existing shares or the issuance of new shares, no less than 20% of the Capital Stock of such Subsidiary Guarantor, the Company may, concurrently with the consummation of such sale or issuance of Capital Stock, instruct the Trustee in writing to release the Subsidiary Guarantees provided by such Subsidiary Guarantor and each of its Restricted Subsidiaries organized outside the PRC, and upon such release such Subsidiary Guarantor and its Restricted Subsidiaries organized outside the PRC will become new Offshore Non-Guarantor Subsidiaries (such that each new Offshore Non-Guarantor Subsidiary will no longer Guarantee the Notes); provided that, after the release of such Subsidiary Guarantees, the Consolidated Assets of all Restricted Subsidiaries organized outside the PRC that are not Subsidiary Guarantors (including the new Offshore Non-Guarantor Subsidiaries) do not account for more than 10% of Total Assets. A Subsidiary Guarantee of a Subsidiary Guarantor may only be released pursuant to this Section 10.11(b) if, as of the date of such proposed release, no document exists that is binding on the Company or any of the Restricted Subsidiaries that would have the effect of (a) prohibiting the Company or any of the Restricted Subsidiaries from releasing such Subsidiary Guarantee or (b) requiring the Company or such Subsidiary Guarantor to deliver or keep in place a guarantee of other Indebtedness of the Company by such Subsidiary Guarantor.

(c)       No release of a Subsidiary Guarantor from its Subsidiary Guarantee shall be effective against the Trustee or the Holders of Notes until the Company has delivered to the Trustee an Officers’ Certificate stating that all requirements relating to such release have been complied with and such release is authorized and permitted by the terms of this Indenture.

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Article 11
Miscellaneous

Section 11.01. [Reserved]

Section 11.02. [Reserved]

Section 11.03. Notices. (a) All notices or demands required or permitted by the terms of the Notes or this Indenture to be given to or by the Holders are required to be in writing and may be given or served by being sent by prepaid courier or first-class mails of the relevant jurisdiction (if intended for the Company or any Subsidiary Guarantor) addressed to the Company or such Subsidiary Guarantor, to Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, the People’s Republic of China, or (if intended for the Trustee) addressed to the Trustee at the Corporate Trust Office or (if intended for any Holder) addressed to such Holder at such Holder’s last address as it appears in the Note register (or otherwise delivered to such Holders in accordance with applicable Euroclear or Clearstream procedures). Copies of any notice or communication to a Holder, if given by the Company, will be mailed to the Trustee and the Agents at the same time. Defect in mailing a notice or communication to any particular Holder shall not affect its sufficiency with respect to other Holders.

(b)       While the Notes are in global form and held through the clearing systems, any notice or demand shall be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable rules and procedures of the Depositary. Any such notice shall be deemed to have been delivered on the day such notice is delivered to the Depositary or if by mail, when so sent or deposited. Any notice to the Trustee shall be effective only upon receipt.

(c)       Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver shall be the equivalent of the notice. Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

Section 11.04. Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee at the Trustee’s request:

(i)       an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with;

(ii)       an Opinion of Counsel stating that all such conditions precedent have been complied with; and

(iii)       an incumbency certificate giving the names and specimen signatures of Authorized Officers for any such Authorized Officers who have not previously provided specimen signatures to the Trustee.

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(b)       In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

(c)       Any certificate of an Officer of the Company or any Subsidiary Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Company or a Subsidiary Guarantor stating that the information with respect to such factual matters is in the possession of the Company or such Subsidiary Guarantor, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

(d)       Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)       a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;

(b)       a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(c)       a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)       a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with, provided that an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

Section 11.06. Payment Date Other Than a Business Day. If any payment with respect to a payment of any principal of, premium, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then such payment need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

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Section 11.07. Governing Law, Consent to Jurisdiction; Waiver of Immunities. (a) Each of the Notes, the Subsidiary Guarantees and this Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)       Each of the Company and the Subsidiary Guarantors hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or United States federal court located in the Borough of Manhattan, The City of New York, New York, in connection with any suit, action or proceeding arising out of or relating to this Indenture, any Note or any Subsidiary Guarantee or any transaction contemplated hereby or thereby. Each of the Company and the Subsidiary Guarantors irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Company or any Subsidiary Guarantor, as the case may be, has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company or such Subsidiary Guarantor, as the case may be, irrevocably waives such immunity in respect of its obligations hereunder or under any Note or any Subsidiary Guarantee, as applicable. Each of the Company and the Subsidiary Guarantors agrees that final judgment in any such suit, action or proceeding, brought in such a court shall be conclusive and binding upon the Company or the Subsidiary Guarantor, as the case may be, and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which the Company or the Subsidiary Guarantor, as the case may be, is subject by a suit upon such judgment or in any manner provided by law, provided that service of process is effected upon the Company or the Subsidiary Guarantor, as the case may be, in the manner specified in the following subsection or as otherwise permitted by applicable law.

(c)       As long as any of the Notes remain outstanding, each of the Company and the Subsidiary Guarantors shall at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Indenture, any Note or any Subsidiary Guarantee. Service of process upon such agent and written notice of such service mailed or delivered to the Company or any Subsidiary Guarantor, as the case may be, shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company or such Subsidiary Guarantor, as the case may be, in any such legal action or proceeding. Each of the Company and the Subsidiary Guarantors hereby appoints Law Debenture Corporate Services Inc. as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 400 Madison Avenue, 4th Floor, New York, New York 10017. Notwithstanding the foregoing, the Company or any Subsidiary Guarantor may, with prior written notice to the Trustee, terminate the appointment of Law Debenture Corporate Services Inc. and appoint another agent for the above purposes so that the Company or such Subsidiary Guarantor shall at all times have an agent for the above purposes in the City of New York. Each of the Company and the Subsidiary Guarantors hereby agrees to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the final maturity date of the Notes (or earlier, if the Notes are prepaid in full).

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(d)       Each of the Company and the Subsidiary Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this Indenture or any Note or any Subsidiary Guarantee, the posting of any bond or the furnishing, directly or indirectly, of any other security.

Section 11.08. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company, and no such indenture or loan or debt agreement may be used to interpret this Indenture. In addition, no other agreement or document may be used to interpret this Indenture with regard to any rights, duties or obligations of the Trustee created hereunder.

Section 11.09. Successors. All agreements of the Company or any Subsidiary Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.10. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 11.11. Separability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.12. Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

Section 11.13. No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in this Indenture, or in any of the Notes or the Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Subsidiary Guarantees.

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Section 11.14. Force Majeure. Notwithstanding anything to the contrary in this Indenture or in any other transaction document, neither the Trustee nor any Agent shall be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Trustee, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, “act of God,” flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where performance of any duty or obligation under or pursuant to this Indenture would or may be illegal or would result in the Trustee or any Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee or Agent is subject.

Section 11.15. [Reserved].

Section 11.16. Waiver of Jury Trial. Each of the Company, the Subsidiary Guarantors and the Trustee (solely in its capacity as trustee, which, for the avoidance of doubt, shall not in any way affect any right of any Holder) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the notes or the transaction contemplated hereby.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

EHI CAR SERVICES LIMITED

By:
Name:
Title:

BRAVE PASSION LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED 一嗨汽车服务（香港）控股有限公司 (as a Subsidiary Guarantor)

By:
Name:
Title:

L&L FINANCIAL LEASING HOLDING LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

[Signature Page - Indenture]

DB TRUSTEES (HONG KONG) Limited, as Trustee

Name:
Title:

Name:
Title:

[Signature Page - Indenture]

SCHEDULE I

List of Initial Subsidiary Guarantors

Name of Subsidiary Guarantor	Jurisdiction of Incorporation

Brave Passion Limited	British Virgin Islands

eHi Auto Services (Hong Kong) Holding Limited一嗨汽车服务（香港）控股有限公司	Hong Kong

L&L Financial Leasing Holding Limited	Hong Kong

Sch-I-1

EXHIBIT A

FORM OF FACE OF CERTIFICATED NOTE

EHI CAR SERVICES LIMITED

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

A-1

No. -

US$________

EHI CAR SERVICES LIMITED

5.875% SENIOR NOTES DUE 2022

Certificated Note

Unconditionally Guaranteed by

the Signatories listed on the Subsidiary Guarantee hereto

eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), for value received, hereby promises to pay to __________ or registered assigns, upon surrender hereof the principal sum of __________ (US$__________) as set forth on the books and records of the Registrar, on August 14, 2022, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof.

Interest Rate: 5.875% per annum.

Interest Payment Dates: February 14 and August 14 of each year, commencing February 14, 2018.

Interest Record Dates: January 30 and July 30.

Reference is hereby made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Registrar acting under the Indenture.

A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:

EHI CAR SERVICES LIMITED

By:
Name:
Title:

A-3

CERTIFICATE OF AUTHENTICATION

This is one of the 5.875% Senior Notes due 2022 described in the Indenture referred to in this Note.

DEUTSCHE BANK AG, HONG KONG BRANCH, as Registrar

By:
Name:
Title

By:
Name:
Title

A-4

Subsidiary Guarantee

Each of the undersigned (the “Subsidiary Guarantors”) hereby, jointly and severally, Guarantees as principal obligor to each Holder of a Note authenticated by the Registrar and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes and the Indenture. The obligations of each Subsidiary Guarantor are unconditional and absolute and, without limiting the generality of the foregoing, shall, subject to Section 10.03 and Section 10.11 of the Indenture, not be released, discharged or otherwise affected by: (1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise; (2) any modification or amendment of or supplement to the Indenture or any Note, except to the extent of such modification, amendment or supplement that is permitted by the terms of the Indenture; (3) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note; (4) the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim; (5) any invalidity, irregularity, or unenforceability relating to or against the Company for any reason of the Indenture or any Note; or (6) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantor’s obligations hereunder.

This Subsidiary Guarantee shall not be discharged with respect to any Note, except by payment in full of the principal of, premium, if any, and interest on the Notes and all other amounts payable, in respect of any Subsidiary Guarantor, or as otherwise contemplated in the Indenture. In case of the failure of the Company punctually to pay any such principal of, premium, if any, and interest on the Notes and all other amounts payable, each of the Subsidiary Guarantors hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

Each of the Subsidiary Guarantors hereby further agrees that all payments of, or in respect of, principal of, and premium (if any) and interest in respect of this Subsidiary Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person (as defined in the Indenture) or the applicable Subsidiary Guarantor is organized or resident for tax purposes or any jurisdiction through which payment is made by or on behalf of the Company, a Surviving Person or the applicable Subsidiary Guarantor (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, each Subsidiary Guarantor severally agrees to pay such additional amounts as will result in receipt by the holder of this Subsidiary Guarantee of such amounts as would have been received by such holder had no such withholding or deduction been required, subject to the exceptions in Section 4.21 of the Indenture.

The obligations of the Subsidiary Guarantors to the holder of this Note and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Subsidiary Guarantee.

A-5

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is endorsed shall have been executed by the Registrar under the Indenture by manual or facsimile signature of one of its authorized officers.

BRAVE PASSION LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED 一嗨汽车服务（香港）控股有限公司 (as a Subsidiary Guarantor)

By:
Name:
Title:

L&L FINANCIAL LEASING HOLDING LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

A-6

FORM OF REVERSE OF CERTIFICATED NOTE

EHI CAR SERVICES LIMITED

5.875% Senior Notes Due 2022

1.       Principal and Interest.

The Company promises to pay the principal of this Note on August 14, 2022.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rate of 5.875% per annum.

Interest will be payable semiannually in arrears (to the Holders of record of the Notes at the close of business on January 30 or July 30 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing February 14, 2018.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the Original Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid. Except as described under Sections 3.01 and 3.02 of the Indenture and as otherwise provided in the Indenture, the Notes may not be redeemed prior to maturity (unless they have been repurchased by the Company). In any case in which the date of the payment of principal of, premium on or interest on the Notes is not a Business Day, then payment of such principal, premium or interest need not be made on such date but may be made on the next succeeding Business Day. Any payment made on such Business Day shall have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes shall accrue for the period after such date.

2.       Indenture; Subsidiary Guarantees.

This is one of the Notes issued under an Indenture, dated as of August 14, 2017 (as amended from time to time, the “Indenture”), among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), the Subsidiary Guarantors listed in Schedule I thereto and DB Trustees (Hong Kong) Limited, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

A-7

The Notes are general obligations of the Company. The Indenture provides for the issuance from time to time of up to such principal amount or amounts as may from time to time be authorized of the Notes, and the originally issued Notes and any Additional Notes vote together for all purposes as a single class. This Note is guaranteed, jointly and severally, by certain initial Subsidiary Guarantors, as set forth in the Indenture.

The Indenture limits, among other things, the ability of the Company to Incur or guarantee additional Indebtedness and issue disqualified or preferred stock, declare dividends on its Capital Stock or purchase or redeem Capital Stock, make investments or other specified Restricted Payments, issue or sell Capital Stock of Restricted Subsidiaries, guarantee Indebtedness, sell assets, create any Liens, enter into certain Sale and Leaseback Transactions, enter into agreements that restrict the Restricted Subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans, enter into transactions with equity holders or affiliates or effect a consolidation or merger.

3.       Optional Redemption.

At any time on or after August 14, 2020, the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest, if any, to (but not including) the redemption date, if redeemed during the 12-month period commencing on August 14 of any year set forth below:

Period	Redemption Price
2020	102.938%
2021 and thereafter	101.469%

At any time prior to August 14, 2020, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date. Neither the Trustee nor any of the Agents shall be responsible for calculating or verifying the Applicable Premium.

In addition, at any time prior to August 14, 2020, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Common Stock of the Company in an Equity Offering at a redemption price of 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date; provided that at least 65% of the aggregate principal amount of the Notes issued on the Original Issue Date remains outstanding after each such redemption and any such redemption takes place within 60 days after the closing of the related Equity Offering.

A-8

The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the Notes are to be redeemed at any time, the Notes will be selected for redemption as follows:

(1)       if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or, if the Notes are held through the clearing systems, in compliance with the requirements of the applicable clearing systems; or

(2)       if the Notes are not listed on any national securities exchange or held through the clearing systems, on a pro rata basis, by lot or by such other method as the Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by applicable law.

Notice of redemption may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

A Note of US$200,000 in principal amount or less shall not be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

4.       Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of US$200,000 and any multiple of US$1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.       Defaults and Remedies.

If an Event of Default as defined in the Indenture (other than an Event of Default specified in Section 6.01(g) or 6.01(h) of the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders, subject to being indemnified and/or secured to its satisfaction, shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company or any Restricted Subsidiary occurs and is continuing, the Notes automatically become immediately due and payable. Holders may not enforce the Indenture or the Notes, except as provided in the Indenture. The Trustee may require security and/or indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

A-9

6.       Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder.

7.       Authentication.

This Note is not valid until the Registrar signs the certificate of authentication on the other side of this Note.

8.       Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.       Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

A-10

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

_________________________________________________________________

Please print or typewrite name and address including zip code of assignee

_________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _____________________________________________________

attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date: ___________       __________________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

A-11

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.12 or 4.13 of the Indenture, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.12 or 4.13 of the Indenture, state the amount (in original principal amount) below:

US$_____________________.

Wire transfer instructions for delivery of proceeds from the purchase of the Note are as follows:

[                            ]

Date:____________

Your Signature:__________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee⃰: ____________________

⃰ Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

A-12

TRUSTEE

DB Trustees (Hong Kong) Limited

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

PAYING AND TRANSFER AGENT AND REGISTRAR

Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

A-13

EXHIBIT B

FORM OF GLOBAL NOTE

EHI CAR SERVICES LIMITED

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF DB NOMINEES (HONG KONG) LIMITED, AS THE NOMINEE OF THE COMMON DEPOSITARY, OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

B-1

No. S-__

Common Code: 165742044

ISIN Number: XS1657420441

EHI CAR SERVICES LIMITED

GLOBAL NOTE

Principal amount US$________, as revised by the
Schedule of Exchanges of Notes attached hereto

EHI CAR SERVICES LIMITED

5.875% SENIOR NOTES DUE 2022

Global Note

Unconditionally Guaranteed by

the Signatories listed on the Subsidiary Guarantee hereto

eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), for value received, hereby promises to pay to DB Nominees (Hong Kong) Limited as nominee of the common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), upon surrender hereof the principal sum of ________________ UNITED STATES DOLLARS (US$________), as revised by the Schedule of Exchanges of Notes attached hereto, on August 14, 2022, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof.

Interest Rate: 5.875% per annum.

Interest Payment Dates: February 14 and August 14 of each year, commencing February 14, 2018.

Interest Record Dates: January 30 and July 30.

Reference is hereby made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Registrar acting under the Indenture.

B-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: _______, 20__

EHI CAR SERVICES LIMITED

By:
Name:
Title:

[Global Note]

Certificate of Authentication

This is one of the 5.875% Senior Notes due 2022 described in the Indenture referred to in this Note.

DEUTSCHE BANK AG, HONG KONG BRANCH, as Registrar

By:
Name:
Title

By:
Name:
Title

[Global Note – Certificate of Authentication]

Subsidiary Guarantee

Each of the undersigned (the “Subsidiary Guarantors”) hereby, jointly and severally, Guarantees as principal obligor to each Holder of a Note authenticated by the Registrar and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes and the Indenture. The obligations of each Subsidiary Guarantor are unconditional and absolute and, without limiting the generality of the foregoing, shall, subject to Section 10.03 and Section 10.11 of the Indenture, not be released, discharged or otherwise affected by: (1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise; (2) any modification or amendment of or supplement to the Indenture or any Note, except to the extent of such modification, amendment or supplement that is permitted by the terms of the Indenture; (3) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note; (4) the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim; (5) any invalidity, irregularity, or unenforceability relating to or against the Company for any reason of the Indenture or any Note; or (6) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantor’s obligations hereunder.

This Subsidiary Guarantee shall not be discharged with respect to any Note, except by payment in full of the principal of, premium, if any, and interest on the Notes and all other amounts payable, in respect of any Subsidiary Guarantor, or as otherwise contemplated in the Indenture. In case of the failure of the Company punctually to pay any such principal of, premium, if any, and interest on the Notes and all other amounts payable, each of the Subsidiary Guarantors hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

Each of the Subsidiary Guarantors hereby further agrees that all payments of, or in respect of, principal of, and premium (if any) and interest in respect of this Subsidiary Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person (as defined in the Indenture) or the applicable Subsidiary Guarantor is organized or resident for tax purposes or any jurisdiction through which payment is made by or on behalf of the Company, a Surviving Person or the applicable Subsidiary Guarantor (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, each Subsidiary Guarantor severally agrees to pay such additional amounts as will result in receipt by the holder of this Subsidiary Guarantee of such amounts as would have been received by such holder had no such withholding or deduction been required, subject to the exceptions in Section 4.21 of the Indenture.

The obligations of the Subsidiary Guarantors to the holder of this Note and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Subsidiary Guarantee.

B-5

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is endorsed shall have been executed by the Registrar under the Indenture by manual or facsimile signature of one of its authorized officers.

BRAVE PASSION LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED 一嗨汽车服务（香港）控股有限公司 (as a Subsidiary Guarantor)

By:
Name:
Title:

L&L FINANCIAL LEASING HOLDING LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

[Global Note – Subsidiary Guarantee]

FORM OF REVERSE OF GLOBAL NOTE

EHI CAR SERVICES LIMITED

5.875% Senior Notes Due 2022

1.       Principal and Interest.

The Company promises to pay the principal of this Note on August 14, 2022.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rate of 5.875% per annum.

Interest will be payable semiannually in arrears (to the Holders of record of the Notes at the close of business on January 30 or July 30 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing February 14, 2018.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the Original Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid. Except as described under Sections 3.01 and 3.02 of the Indenture and as otherwise provided in the Indenture, the Notes may not be redeemed prior to maturity (unless they have been repurchased by the Company). In any case in which the date of the payment of principal of, premium on or interest on the Notes is not a Business Day, then payment of such principal, premium or interest need not be made on such date but may be made on the next succeeding Business Day. Any payment made on such Business Day shall have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes shall accrue for the period after such date.

2.       Indenture; Subsidiary Guarantees.

This is one of the Notes issued under an Indenture, dated as of August 14, 2017 (as amended from time to time, the “Indenture”), among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), the Subsidiary Guarantors listed in Schedule I thereto and DB Trustees (Hong Kong) Limited, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

B-7

The Notes are general obligations of the Company. The Indenture provides for the issuance from time to time of up to such principal amount or amounts as may from time to time be authorized of the Notes, and the originally issued Notes and any Additional Notes vote together for all purposes as a single class. This Note is guaranteed, jointly and severally, by certain initial Subsidiary Guarantors, as set forth in the Indenture.

The Indenture limits, among other things, the ability of the Company to Incur or guarantee additional Indebtedness and issue disqualified or preferred stock, declare dividends on its Capital Stock or purchase or redeem Capital Stock, make investments or other specified Restricted Payments, issue or sell Capital Stock of Restricted Subsidiaries, guarantee Indebtedness, sell assets, create any Liens, enter into certain Sale and Leaseback Transactions, enter into agreements that restrict the Restricted Subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans, enter into transactions with equity holders or affiliates or effect a consolidation or merger.

3.       Optional Redemption.

At any time on or after August 14, 2020, the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest, if any, to (but not including) the redemption date, if redeemed during the 12-month period commencing on August 14 of any year set forth below:

Period	Redemption Price
2020	102.938%
2021 and thereafter	101.469%

At any time prior to August 14, 2020, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date. Neither the Trustee nor any of the Agents shall be responsible for calculating or verifying the Applicable Premium.

In addition, at any time prior to August 14, 2020, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Common Stock of the Company in an Equity Offering at a redemption price of 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date; provided that at least 65% of the aggregate principal amount of the Notes issued on the Original Issue Date remains outstanding after each such redemption and any such redemption takes place within 60 days after the closing of the related Equity Offering.

The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the Notes are to be redeemed at any time, the Notes will be selected for redemption as follows:

B-8

(1)       if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or, if the Notes are held through the clearing systems, in compliance with the requirements of the applicable clearing systems; or

(2)       if the Notes are not listed on any national securities exchange or held through the clearing systems, on a pro rata basis, by lot or by such other method as the Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by applicable law.

Notice of redemption may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

A Note of US$200,000 in principal amount or less shall not be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

4.       Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of US$200,000 and any multiple of US$1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.       Defaults and Remedies.

If an Event of Default as defined in the Indenture (other than an Event of Default specified in Section 6.01(g) or 6.01(h) of the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders, subject to being indemnified and/or secured to its satisfaction, shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company or any Restricted Subsidiary occurs and is continuing, the Notes automatically become immediately due and payable. Holders may not enforce the Indenture or the Notes, except as provided in the Indenture. The Trustee may require security and/or indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

B-9

6.       Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder.

7.       Authentication.

This Note is not valid until the Registrar signs the certificate of authentication on the other side of this Note.

8.       Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.       Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

B-10

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

_________________________________________________________________

Please print or typewrite name and address including zip code of assignee

_________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _____________________________________________________

attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date: ___________         __________________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

B-11

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.12 or 4.13 of the Indenture, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.12 or 4.13 of the Indenture, state the amount (in original principal amount) below:

US$_____________________.

Wire transfer instructions for delivery of proceeds from the purchase of the Note are as follows:

[                         ]

Date:____________

Your Signature:__________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee ⃰:____________________

⃰ Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

B-12

SCHEDULE OF EXCHANGES OF NOTES

The following changes in the aggregate principal amount of Notes represented by this Global Note have been made:

Date of Decrease/ Increase	Amount of decrease in aggregate principal amount of Notes	Amount of increase in aggregate principal amount of Notes	Outstanding Balance

B-13

TRUSTEE

DB Trustees (Hong Kong) Limited

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

PAYING AND TRANSFER AGENT AND REGISTRAR

Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

B-14

EXHIBIT C-1

FORM OF COMPANY AUTHORIZATION CERTIFICATE

I, [Name], [Title], acting on behalf of eHi Car Services Limited, hereby certify that:

(A) the persons listed in Schedule I attached hereto are (i) Authorized Officers of the Company for purposes of the Indenture dated as of August 14, 2017 (as amended, modified or supplemented from time to time, the “Indenture”) among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), certain entities listed on Schedule I thereto (the “Subsidiary Guarantors”) and DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”) in connection with the 5.875% Senior Notes due 2022 with ISIN: XS1657420441 and Common Code: 165742044; and (ii) the duly authorized person who executed or will execute the Indenture and the Notes (as defined in the Indenture) by his manual or facsimile signature or signature in scanned format delivered through e-mail was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B) each signature appearing on Schedule I attached hereto is the person’s genuine signature;

(C) each call back contact appearing on Schedule II attached hereto is authorized to receive callbacks at the telephone numbers noted on Schedule II in connection with the 5.875% Senior Notes due 2022; and

(D) attached hereto as Schedule III is a true, correct and complete specimen of the certificate representing the Notes (with the Subsidiary Guarantees endorsed thereon).

IN WITNESS WHEREOF, I have hereunto signed my name.

Date:

EHI CAR SERVICES LIMITED

By:
Name:
Title:

C-1-1

Schedule I
to Exhibit C-1

Authorized Officers:

Name	Company	Title	Signature

C-1-2

Schedule II
to Exhibit C-1

Call back Contact:

Name	Company	Title	Telephone Number

C-1-3

Schedule III
to Exhibit C-1

SPECIMEN CERTIFICATE OF THE GLOBAL NOTE

C-1-4

EXHIBIT C-2

FORM OF SUBSIDIARY GUARANTOR AUTHORIZATION CERTIFICATE

I, [Name], [Title], acting on behalf of [Name of Subsidiary Guarantor], a Subsidiary Guarantor listed in Schedule I to the Indenture (as defined below) (the “Subsidiary Guarantor”), hereby certify that:

(A) the persons listed in Schedule I attached hereto below are (i) Authorized Officers of the Subsidiary Guarantor for purposes of the Indenture dated as of August 14, 2017 (as amended, modified or supplemented from time to time, the “Indenture”) among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), the entities listed on Schedule I thereto (the “Subsidiary Guarantors”) and DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”) in connection with the 5.875% Senior Notes due 2022 with ISIN: XS1657420441 and Common Code: 165742044; and (ii) the duly authorized person who executed or will execute the Indenture and the Subsidiary Guarantee (as defined under the Indenture) endorsed on the Notes (as defined under the Indenture) by his manual or facsimile signature or signature in scanned format delivered through e-mail was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B) each signature appearing on Schedule I attached hereto is the person’s genuine signature;

(C) each call back contact appearing on Schedule II attached hereto is authorized to receive call backs at the telephone numbers noted on Schedule II in connection with the 5.875% Senior Notes due 2022; and

(D) attached hereto as Schedule III is a true, correct and complete specimen of the certificate representing the Notes (with the Subsidiary Guarantees endorsed thereon).

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:

[Name of Subsidiary Guarantor]

By:
Name:
Title:

C-2-1

Schedule I
to Exhibit C-2

Authorized Officers:

Name	Title	Signature

C-2-2

Schedule II
to Exhibit C-2

Call back Contact:

Name	Company	Title	Telephone Number

C-2-3

Schedule III
to Exhibit C-2

SPECIMEN CERTIFICATE OF THE GLOBAL NOTE

C-2-4

EXHIBIT D

FORM OF PAYING AND TRANSFER AGENT APPOINTMENT LETTER

August 14, 2017

Deutsche Bank AG, Hong Kong Branch

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Re:          5.875% Senior Notes Due 2022 of eHi Car Services Limited

Reference is hereby made to the Indenture, dated as of August 14, 2017 (as amended, modified or supplemented from time to time, the “Indenture”), among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), the entities listed on Schedule I thereto (the “Subsidiary Guarantors”) and DB Trustees (Hong Kong) Limited (the “Trustee”). Terms used herein are used as defined in the Indenture.

The Company hereby appoints Deutsche Bank AG, Hong Kong Branch, as the paying agent, registrar and transfer agent (the “Paying and Transfer Agent”) with respect to the Notes and the Paying and Transfer Agent hereby accepts such appointment. By accepting such appointment, the Paying and Transfer Agent agrees to be bound by and to perform the services with respect to itself set forth in the terms and conditions set forth in the Indenture and the Notes, as well as the following terms and conditions to all of which the Company agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:

(a) The Paying and Transfer Agent shall be entitled to the compensation to be agreed upon in writing with the Company and the Subsidiary Guarantors for all services rendered by it under the Indenture and the Notes, and the Company and the Subsidiary Guarantors, jointly and severally, agree promptly to pay such compensation and to reimburse the Paying and Transfer Agent for its out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by it in connection with the services rendered by it under the Indenture and the Notes. The Company and the Subsidiary Guarantors jointly and severally hereby agree to indemnify the Paying and Transfer Agent and its officers, directors, agents and employees and any successors thereto for, and to hold it harmless against, any loss, liability or expense (including properly incurred fees and expenses of counsel) incurred without gross negligence or willful misconduct on its part arising out of or in connection with its acting as Paying and Transfer Agent hereunder. Under no circumstance will the Paying and Transfer Agent be liable to any party for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill or opportunity of profit) whether or not foreseeable, even if it has been advised of such loss or damage and regardless of the form of action. This provision shall remain in full force and effect notwithstanding the discharge of the Indenture or the Notes and or the resignation or replacement or removal of the Agent. The obligations of the Company and the Subsidiary Guarantors under this paragraph (a) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Paying and Transfer Agent.

D-1

(b) In acting under the Indenture and in connection with the Notes, the Paying and Transfer Agent is acting solely as agent of the Company and does not assume any obligation or fiduciary duty towards or relationship of agency or trust for or with any of the owners or holders of the Notes, except that all funds held by the Paying and Transfer Agent for the payment of principal interest or other amounts (including Additional Amounts) on, the Notes shall, subject to the provisions of the Indenture, be held by the Paying and Transfer Agent as banker and applied as set forth in the Indenture and in the Notes, but need not be segregated from other funds held by the Paying and Transfer Agent, except as required by law.

(c) The Agents may act through their respective delegates, attorneys and agents and shall not be responsible for the misconduct or negligence or acts or omissions or for supervising or monitoring of any delegate, attorney or agent appointed with due care by it hereunder.

(d) The Paying and Transfer Agent may consult with counsel or professional advisers satisfactory to it and any advice or written opinion of such counsel or professional adviser (as the case may be) shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

(e) The Paying and Transfer Agent shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties.

(f) The Paying and Transfer Agent and any of its Affiliates, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Company with the same rights that it would have if it were not the Paying and Transfer Agent, and may engage or be interested in any financial or other transaction with the Company, and may act on, or as depository, Trustee or agent for, any committee or body of holders of Notes or other obligations of the Company, as freely as if it were not the Paying and Transfer Agent.

(g) The Paying and Transfer Agent shall give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes or the Subsidiary Guarantees) to make any payment of the principal, or premium or interest on, the Notes and any other payments to be made on behalf of the Company under the Indenture and the Notes, when the same shall be due and payable and at any time during the continuance of any such failure the Paying and Transfer Agent will pay any such sums so held by it to the Trustee upon the Trustee’s written request.

(h) The Paying and Transfer Agent shall not be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

D-2

(i) The Paying and Transfer Agent shall be obligated to perform such duties and only such duties as are in the Indenture and the Notes specifically set forth, and no implied duties or obligation shall be read into the Indenture or the Notes against the Paying and Transfer Agent. The Paying and Transfer Agent shall not be under any obligation to take any action under the Indenture which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Paying and Transfer Agent shall have no obligation to expend its own funds or otherwise incur any financial liability in the performance of its obligations hereunder or under the Indenture. Notwithstanding anything contained herein to the contrary, the obligations of the Agents under this Paying and Transfer Agent Appointment Letter are several and not, and shall under no circumstances be deemed to be, joint.

(j) The Paying and Transfer Agent may at any time resign by giving written notice of its resignation to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 60 days after the date on which such notice is given, unless the Company agrees to accept shorter notice. Upon receiving such notice of resignation, if required by the Indenture the Company shall promptly appoint a successor paying agent by written instrument substantially in the form hereof in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Paying and Transfer Agent, one copy to the successor paying agent and one copy to the Trustee. Upon the effectiveness of the appointment of a successor paying agent, the Paying and Transfer Agent shall have no further obligations under this letter or the Indenture.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation and (ii) the acceptance of appointment by the successor paying agent, as provided below. The Company may, at any time and for any reason, remove the Paying and Transfer Agent and appoint a successor paying agent, by written instrument in triplicate signed on behalf of the Company, one copy of which shall be delivered to the Paying and Transfer Agent being removed, one copy to the successor paying agent and one copy to the Trustee. Any removal of the Paying and Transfer Agent and any appointment of a successor paying agent shall become effective upon acceptance of appointment by the successor paying agent as provided below. Upon its resignation or removal, the Paying and Transfer Agent shall be entitled to the payment by the Company of its compensation for the services rendered hereunder and to the reimbursement of all properly incurred out-of-pocket expenses in connection with the services rendered by it hereunder.

The Company shall remove the Paying and Transfer Agent and appoint a successor paying agent if the Paying and Transfer Agent (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

D-3

Any successor paying agent appointed as provided herein shall execute and deliver to its predecessor and to the Company and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Company appointing such agent) and thereupon such successor paying agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder or under the Indenture, with like effect as if originally named as Paying and Transfer Agent and such predecessor shall pay over to such successor agent all monies or other property at the time held by it hereunder or under the Indenture.

If no successor is appointed by the Company within 30 days of the resignation or removal of the Paying and Transfer Agent, the retiring Paying and Transfer Agent may, on behalf of and at the cost of the Company, appoint a successor Paying and Transfer Agent of international repute or the retiring Paying and Transfer Agent or the Company may petition any court of competent jurisdiction for the appointment of a successor paying and transfer agent.

(k) Notwithstanding anything contained herein to the contrary, each of the Company and the Subsidiary Guarantors hereby irrevocably agrees that any and all of the rights and obligations of any Agent (except the Trustee) and, to the extent applicable, the obligations of the Company and the Subsidiary Guarantors toward any Agent (except the Trustee) set forth in the Indenture shall be deemed to have been included in this letter.

(l) Each Paying and Transfer Agent shall at all times be a financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture and the Notes.

(m) Any notice or communication to the Paying and Transfer Agent will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to the Paying and Transfer Agent will be effective only upon receipt. The notice or communication should be addressed to the Paying and Transfer Agent at:

Deutsche Bank AG, Hong Kong Branch

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Attention: Issuer Services, Corporate Trust

Fax: +852 2203 7320

With a copy to:

DB Trustees (Hong Kong) Limited

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Any notice to the Company or the Trustee shall be given as set forth in the Indenture.

D-4

(n) Any corporation into which the Paying and Transfer Agent may be merged or converted or any corporation with which the Paying and Transfer Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Paying and Transfer Agent shall be a party or any corporation succeeding to the business of the Paying and Transfer Agent shall be the successor to such Paying and Transfer Agent hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

(o) Any amendment, supplement or waiver under Sections 9.01 and 9.02 of the Indenture that adversely affects the Paying and Transfer Agent shall not affect the Paying and Transfer Agent’s rights, powers, obligations, duties or immunities, unless the Paying and Transfer Agent has consented thereto.

(p) Notwithstanding anything herein to the contrary, the Paying and Transfer Agent shall have all of the rights, protections, indemnities, immunities and privileges set forth in the Indenture and the Indenture shall govern in the event of any inconsistency between this letter and the Indenture.

(q) Any funds held by the Paying and Transfer Agent are held as banker and will not be subject to the relevant United Kingdom Financial Conduct Authority’s Client Money Rules.

(r) This agreement set forth in this letter and the Indenture contains the whole agreement between the parties relating to the subject matter of this agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this letter.

(s) The Paying and Transfer Agent shall be entitled to refrain (without liability) from taking any action if it receives conflicting, unclear or equivocal instructions.

(t) The Paying and Transfer Agent will not be obliged to do or omit to do anything if, in its opinion, such act or omission (as the case may be) would constitute a breach of any applicable law or regulation.

(u) The Company will pay the principal of, any premium on (if any) and interest, and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and the Indenture. Not later than 11:00 a.m. (Hong Kong time) one Business Day prior to the Interest Payment Date, the due date of any principal on any Notes, the Tax Redemption Date pursuant to Section 3.01 of the Indenture or the redemption date pursuant to Section 3.02(a) of the Indenture (each a “Payment Date”), the Company will pay or cause to be paid to the account of the Paying and Transfer Agent at the Principal Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, an amount which shall be sufficient to pay the aggregate amount of principal, interest or premium or all of such amounts, as the case may be, becoming due in respect of the Notes on such Payment Date; provided that if the Company or any Affiliate of the Company is acting as Paying and Transfer Agent, it shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in the Indenture. In each case, the Company shall promptly notify the Trustee and the Paying and Transfer Agent of its compliance with this paragraph (u). The Company shall procure that, before 9:00 a.m. (London time) on the third Business Day before each Payment Date, the bank effecting payment for it has confirmed by electronic mail and PDF instructions attached to the Paying and Transfer Agent the payment instructions relating to such payment. The Trustee (or the Paying and Transfer Agent) shall not be liable to account for interest on money paid to it by the Company. Monies held by the Trustee or the Paying and Transfer Agent need not be segregated from other funds held by them, except as required by law.

D-5

An installment of principal, premium or interest will be considered paid on the date due if the Paying and Transfer Agent, other than the Company or any Affiliate of the Company, holds on that date money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying and Transfer Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

The Paying and Transfer Agent, which will include the Company or any Affiliate of the Company if it is acting as Paying and Transfer Agent, will make payments in respect of the Notes represented by the Global Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Paying and Transfer Agent will make all payments by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing (at the expense of the Company if the Company or any Affiliate of the Company is acting as paying agent) a check to each Holder’s registered address; provided that if the Company or any Affiliate of the Company is acting as Paying and Transfer Agent, it shall make such payment to the Holders as specified above. The Trustee (or the Paying and Transfer Agent) shall not be required to make any payments in respect of the Notes pursuant to the Indenture until it has received full payment of the relevant amounts in immediately available and cleared funds from the Company.

At least 30 Business Days prior to the first Payment Date and, if there has been any change with respect to the matters set forth in the below-mentioned certificate, at least 30 Business Days prior to each Payment Date thereafter, the Company shall furnish the Paying and Transfer Agent with an Officers’ Certificate instructing the Paying and Transfer Agent as to any circumstances in which payments of principal of, or interest or premium on, the Notes due on such date shall be subject to deduction or withholding for, or on account of, any Taxes described in Section 4.21 of the Indenture and the rate of any such deduction or withholding. If any such deduction or withholding shall be required and if the Company therefore becomes liable to pay Additional Amounts, if any, pursuant to Section 4.21 of the Indenture then at least 30 Business Days prior to each Payment Date, the Company shall furnish the Paying and Transfer Agent with a certificate which specifies the amount required to be withheld on such payment to Holders of the Notes, and the Additional Amounts, if any, due to the Holders of the Notes, and at least one Business Day prior to such Payment Date, will pay to the Paying and Transfer Agent such Additional Amounts, if any, as shall be required to be paid to such Holders.

(v) Any notice or demand shall be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable rules and procedures of the Depositary. Any such notice shall be deemed to have been delivered on the day such notice is delivered to the Depositary or if by mail, when so sent or deposited.

D-6

(w) All Notes surrendered for payment, redemption, registration of transfer or exchange, if surrendered to the Company or the Trustee, shall be delivered to the Paying and Transfer Agent for cancellation or, if surrendered to the Paying and Transfer Agent, shall be canceled by it; and no Notes shall be issued in lieu thereof, except as expressly permitted by any of the provisions of the Indenture. The Paying and Transfer Agent shall dispose of canceled Notes held by it in accordance with its customary procedures, and (upon the written request of the Company) deliver a certificate of disposition to the Company. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes, unless and until the same are delivered to the Paying and Transfer Agent for cancellation.

(x) Each of the Notes, the Subsidiary Guarantees, the Indenture and this letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Each of the Company and the Subsidiary Guarantors hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or United States federal court located in the Borough of Manhattan, The City of New York, New York, in connection with any suit, action or proceeding arising out of or relating to this letter, the Indenture, any Note or any Subsidiary Guarantee or any transaction contemplated hereby or thereby. Each of the Company and the Subsidiary Guarantors irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Company or any Subsidiary Guarantor, as the case may be, has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company or such Subsidiary Guarantor, as the case may be, irrevocably waives such immunity in respect of its obligations hereunder or under any Note or any Subsidiary Guarantee, as applicable. Each of the Company and the Subsidiary Guarantors agrees that final judgment in any such suit, action or proceeding, brought in such a court shall be conclusive and binding upon the Company or the Subsidiary Guarantor, as the case may be, and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which the Company or the Subsidiary Guarantor, as the case may be, is subject by a suit upon such judgment or in any manner provided by law, provided that service of process is effected upon the Company or the Subsidiary Guarantor, as the case may be, in the manner specified in the following subsection or as otherwise permitted by applicable law.

As long as any of the Notes remain outstanding, each of the Company and the Subsidiary Guarantors shall at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this letter, the Indenture, any Note or any Subsidiary Guarantee. Service of process upon such agent and written notice of such service mailed or delivered to the Company or any Subsidiary Guarantor, as the case may be, shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company or such Subsidiary Guarantor, as the case may be, in any such legal action or proceeding. Each of the Company and the Subsidiary Guarantors hereby appoints Law Debenture Corporate Services Inc. as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 400 Madison Avenue, 4th Floor, New York, New York 10017. Notwithstanding the foregoing, the Company or any Subsidiary Guarantor may, with prior written notice to the Trustee, terminate the appointment of Law Debenture Corporate Services Inc. and appoint another agent for the above purposes so that the Company or such Subsidiary Guarantor shall at all times have an agent for the above purposes in the City of New York. Each of the Company and the Subsidiary Guarantors hereby agrees to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the final maturity date of the Notes (or earlier, if the Notes are prepaid in full).

D-7

Each of the Company and the Subsidiary Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this letter, the Indenture or any Note or any Subsidiary Guarantee, the posting of any bond or the furnishing, directly or indirectly, of any other security.

(y) The Company undertakes to the Paying and Transfer Agent that it will notify the Paying and Transfer Agent in writing within 30 days of any change that affects the Company’s tax status pursuant to any Applicable Law.

Each party to this letter or the Indenture shall, within ten business days of a written request by another party to this letter or the Indenture, supply to that other party such forms, documentation and other information relating to it, its operations, or any Notes as that other party reasonably requests for the purposes of that other party's compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party to this letter or the Indenture shall be required to provide any forms, documentation or other information pursuant to this paragraph (y) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

The Company shall notify each Agent in the event that it determines that any payment to be made by an Agent under any Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Company’s obligation under this paragraph (y) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Company, such Notes, or both.

Notwithstanding any other provision of this letter, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under any Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Company the amount so deducted or withheld, in which case, the Company shall so account to the relevant Authority for such amount.

D-8

If any Taxes become payable with respect to any prior credit to another party by the Paying and Transfer Agent, the Paying and Transfer Agent may debit any balance held for the Company in satisfaction of such Taxes. The Company shall remain liable for any deficiency and agrees that it shall pay any such deficiency upon notice from the Paying and Transfer Agent or any Authority.

In the event that the Company determines in its sole discretion that withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Company will be entitled to redirect or reorganise any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding, provided that, any such redirected or reorganised payment is made through a recognised institution of international standing and otherwise made in accordance with this letter and the Indenture. The Company will promptly notify the Agents and the Trustee of any such redirection or reorganisation.

The Agents may transfer information to any other branch, subsidiary or affiliate of the Trustee and the Agent entities (or a service provider to any of the Trustee and the Agents) or to any court, regulator, Authority, auditor or otherwise as required under any Applicable Law, or to persons from whom it receives payments or to whom it makes payments on behalf of the Company and/or the Subsidiary Guarantors. In each case, the information permitted to be transferred, disclosed or used includes any information regarding third parties provided to the Agents by the Company and the Subsidiary Guarantors. The Company and the Subsidiary Guarantor are required to provide any necessary information to, and obtain any necessary consents from, such third parties to allow such transfer, disclosure and use.

For the purposes of this paragraph (y) and paragraph (z) below:

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any party to this letter or the Indenture is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any party to this letter or the Indenture.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction, domestic or foreign.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

D-9

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

(z) The Paying and Transfer Agent will treat information relating to the Company and the Subsidiary Guarantors as confidential, but (unless consent is prohibited by law) the Company and the Subsidiary Guarantors consent to the transfer and disclosure by the Paying and Transfer Agent of any information relating to the Company and the Subsidiary Guarantors to and between branches, subsidiaries, representatives offices, affiliates and agents of the Paying and Transfer Agent and third parties selected by any of them, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Paying and Transfer Agent and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as required by any law, court regulator or legal process, provided that prompt notice is provided to the Company and the Subsidiary Guarantors (except in the case of regulatory inquiry or examination in the ordinary course of business, and otherwise to the extent practical and permitted by Applicable Law, regulation and Authority).

(aa) Notwithstanding anything else herein contained, the Paying and Transfer Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the laws of Hong Kong, the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

[Signature page follows]

D-10

The agreement set forth in this letter shall be construed in accordance with and governed by the laws of the State of New York.

EHI CAR SERVICES LIMITED

By:
Name:
Title:

BRAVE PASSION LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED 一嗨汽车服务（香港）控股有限公司 (as a Subsidiary Guarantor)

By:
Name:
Title:

L&L FINANCIAL LEASING HOLDING LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

[Signature Page - Paying and Transfer Agent Appointment Letter]

Agreed and accepted:

DEUTSCHE BANK AG, HONG KONG BRANCH,
as Paying and Transfer Agent and as Registrar

By:
Name:
Title:

By:
Name:
Title:

Acknowledged:

DB TRUSTEES (HONG KONG) LIMITED
as Trustee

By:
Name:
Title:

By:
Name:
Title:

[Signature Page - Paying and Transfer Agent Appointment Letter]

EXHIBIT E

SUPPLEMENTAL INDENTURE

dated as of __________, 20__

among

EHI CAR SERVICES LIMITED
as the Company

and

The entities listed on Schedule I hereto

as the Subsidiary Guarantors

and

DB Trustees (HONG KONG) Limited
as Trustee

5.875% Senior Notes Due 2022

E-1

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of __________, 20____, among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), the existing Subsidiary Guarantors listed on Schedule I hereto (the “Subsidiary Guarantors”) and [insert each new Subsidiary Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of August 14, 2017 (as amended or supplemented to the date hereof, the “Indenture”), relating to the Company’s 5.875% Senior Notes Due 2022 (the “Notes”).

WHEREAS, pursuant to Sections 10.09 and 10.10 of the Indenture each new Subsidiary Guarantor is required to enter into a supplemental indenture which supplemental indenture may be entered into without the consent of the Holders pursuant to Section 9.01(a)(ix).

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any future Restricted Subsidiaries (other than those organized under the laws of the PRC) to provide Subsidiary Guarantees, subject to the conditions and exceptions provided in the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by all the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

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Section 6. The recitals contained herein shall be taken as the statements of the Company, the Subsidiary Guarantors and the Undersigned, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 7. Notwithstanding anything contained herein, nothing in this Supplemental Indenture shall relieve the Company, the Subsidiary Guarantors or the Trustee of any of their obligations under the Indenture, as amended and supplemented by this Supplemental Indenture, and the Notes. The Trustee shall not be responsible and shall have no liability for the validity or efficiency of this Supplemental Indenture. The Company and the Subsidiary Guarantors acknowledge and agree that the indemnification and other provisions of Section 7.06 of the Indenture shall apply to this Supplemental Indenture and the transactions contemplated therein as if set forth herein.

Section 8. All of the provisions of the Indenture shall remain in full force and effect as set forth therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EHI CAR SERVICES LIMITED

By:
Name:
Title:

BRAVE PASSION LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED 一嗨汽车服务（香港）控股有限公司 (as a Subsidiary Guarantor)

By:
Name:
Title:

L&L FINANCIAL LEASING HOLDING LIMITED (as a Subsidiary Guarantor)

By:
Name:
Title:

E-4

[New Subsidiary Guarantor]

By:
Name:
Title:

E-5

DB TRUSTEES (HONG KONG) Limited, as Trustee

Name:
Title:

Name:
Title:

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SCHEDULE I

TO EXHIBIT E

LIST OF SUBSIDIARY GUARANTORS ⃰

1.	Brave Passion Limited

2.	eHi Auto Services (Hong Kong) Holding Limited一嗨汽车服务（香港）控股有限公司

3.	L&L Financial Leasing Holding Limited

⃰ To be updated as of the date of any Supplemental Indenture.

E-7

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.08 of the Indenture, dated as of August 14, 2017, as amended, supplemented or modified from time to time (the “Indenture”), among eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), the entities listed on Schedule I thereto (the “Subsidiary Guarantors”) and DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”). Terms defined in the Indenture are used herein as therein defined.

Each of the undersigned hereby certifies to the Trustee as follows:

1.              I am the duly elected, qualified and acting [title] or [title], as the case may be, of the Company.

2.              I have reviewed and am familiar with the contents of this Compliance Certificate.

3.              I have reviewed the terms of the Indenture.

4.              That a review has been conducted of the activities of the Company and the Restricted Subsidiaries and the Company’s and the Restricted Subsidiaries’ performance under the Indenture, in each case, since the Original Issue Date, [and that the Company and each Restricted Subsidiary have been since the Original Issue Date and are in compliance with of their respective all obligations under the Indenture]/[if there has been a default in the fulfillment of any obligation under the Indenture, specifying each such default and the nature and status thereof.]

IN WITNESS WHEREOF, each of the undersigned has executed this Compliance Certificate as of the date set forth below.

EHI CAR SERVICES LIMITED

By:
Name:
Title:

By:
Name:
Title:

Date: ________, 20__

F-1

EXHIBIT G

TRUSTEE

DB Trustees (Hong Kong) Limited

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

PAYING AND TRANSFER AGENT AND REGISTRAR

Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

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